Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261576

PROSPECTUS

SBA COMMUNICATIONS CORPORATION

Offer to Exchange

$1,500,000,000 3.125% Senior Notes due 2029

for

$1,500,000,000 3.125% Senior Notes due 2029, that have been registered under the Securities Act

SBA Communications Corporation is offering to exchange all of the outstanding unregistered $1,500,000,000 3.125% Senior Notes due 2029, which we refer to as the “Original Notes,” for registered $1,500,000,000 3.125% Senior Notes due 2029, which we refer to as the “Exchange Notes.”

Material Terms of the Exchange Offer:

•	The exchange offer will expire at 12:00 midnight, New York City time, on January 18, 2022, unless extended.

•	Upon expiration of the exchange offer, all Original Notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of Exchange Notes.

•	You may withdraw tendered Original Notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	The exchange of the Exchange Notes for Original Notes will not be a taxable exchange for U.S. Federal income tax purposes.

•	We are offering the exchange pursuant to a registration rights agreement that we entered into in connection with the issuance of the Original Notes.

Material Terms of the Exchange Notes:

•

The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Original Notes will not apply to the Exchange Notes.

•	There is no existing public market for the Original Notes or the Exchange Notes. We do not intend to list the Exchange Notes on any securities exchange or quotation system.

See the Section entitled “Risk Factors” that begins on page 7 for a discussion of the risks that you should consider prior to tendering your Original Notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes to be distributed in the exchange offer or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 17, 2021.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or represent anything about us, our financial results or this offering that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to exchange Original Notes in any state where the offer is not permitted.

Currently, all of the Original Notes are held in book-entry form at The Depository Trust Company, or DTC. Consequently, no letter of transmittal will be used in connection with the exchange offer. The valid electronic transmission of acceptance through DTC’s Automated Tender Offer Program, or ATOP, shall constitute delivery of Original Notes in connection with the exchange offer.

There are no guaranteed delivery procedures for the exchange offer.

This prospectus contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the Securities and Exchange Commission, or the Commission. See “Where You Can Find More Information; Incorporation by Reference.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

SBA Communications Corporation

8051 Congress Avenue

Boca Raton, Florida 33487

Phone (561) 995-7670

Fax (561) 998-3448

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer.

The information in this prospectus is current only as of the date on its cover, and may change after that date. The information in any document incorporated by reference in this prospectus is current only as of the date of any such document. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct—nor do we imply those things by delivering this prospectus or issuing Exchange Notes to you.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We agree that, starting on the expiration date and ending 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

i

Unless otherwise indicated or the context otherwise requires, when used in this prospectus, the terms “SBA,” “SBA Communications,” “we,” “our,” and “us” refer to SBA Communications Corporation and its subsidiaries.

Capitalized terms used throughout this prospectus and not otherwise defined have the meanings set forth in the section “Description of Notes – Certain Definitions.”

ii

Prospectus Summary

This prospectus summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in, and incorporated by reference into, this prospectus.

SBA Communications Corporation

We are a leading independent owner and operator of wireless communications infrastructure, including tower structures, rooftops and other structures that support antennas used for wireless communications, which we collectively refer to as “towers” or “sites.” Our principal operations are in the United States and its territories. In addition, we own and operate towers in South America, Central America, Canada, and South Africa. Our primary business line is our site leasing business, which contributed 98.4% of our total segment operating profit for the year ended December 31, 2020 and 97.5% of our total segment operating profit for the nine months ended September 30, 2021. In our site leasing business, we (1) lease antenna space to wireless service providers on towers that we own or operate and (2) manage rooftop and tower sites for property owners under various contractual arrangements. As of September 30, 2021, we owned 34,072 towers, a substantial portion of which have been built by us or built by other tower owners or operators who, like us, have built such towers to lease space to multiple wireless service providers. Our other business line is our site development business, through which we assist wireless service providers in developing and maintaining their own wireless service networks.

Principal Executive Offices

Our principal executive offices are located at 8051 Congress Avenue, Boca Raton, Florida 33487 and the telephone number is (561) 995-7670. SBA was founded in 1989 and incorporated in Florida in 1997. Our corporate website is www.sbasite.com. The information contained on our website is not part of this prospectus.

Summary of the Exchange Offer

This summary is not a complete description of the Exchange Offer. For a more detailed description of the Exchange Offer, see “The Exchange Offer” in this prospectus.

Offering of the Original Notes	On January 29, 2021, SBA issued in a private placement $1,500,000,000 in aggregate principal amount of 3.125% Senior Notes due 2029 at 100% of par value (the “Original Notes”). The Original Notes are not secured.

The Exchange Offer

SBA is offering to exchange the Exchange Notes for the same aggregate principal amount of the Original Notes (the “Exchange Offer”). The Exchange Offer is being made pursuant to the registration rights agreement entered into in connection with the issuance of the 2021 Senior Notes (the “Registration Rights Agreement”).

The Original Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will exchange the Exchange Notes for all Original Notes that are validly tendered and not withdrawn prior to the expiration of the Exchange Offer.

The Exchange Notes will evidence the same debt as the Original Notes and will be issued under and entitled to the benefits of the same indenture between SBA and U.S. Bank National Association, as trustee, that governs the Original Notes, dated as of January 29, 2021 (the “Indenture”). Because we have registered the Exchange Notes, the Exchange Notes will not be subject to transfer restrictions, and holders of Original Notes that have tendered and had their Original Notes accepted in the Exchange Offer will have no further registration rights nor the related special interest provisions.

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions. The Exchange Offer is not conditioned upon any minimum principal amount of the Original Notes being tendered.

Procedures for Tendering Original Notes

If you wish to tender your Original Notes for Exchange Notes you must request your participant of DTC, to, on your behalf, electronically transmit an acceptance through ATOP. If your Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your Original Notes pursuant to the Exchange Offer.

Questions regarding how to tender and requests for information should be directed to the Exchange Agent at the address and telephone number set forth under “The Exchange Offer— Exchange Agent,” or to your broker, dealer, commercial bank, trust company or other nominee.

If you are a beneficial owner of Original Notes through Euroclear or (as defined herein) or Clearstream (as defined herein) and wish to tender your Original Notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered Original Notes in accordance with the procedures established by Euroclear or Clearstream. You are encouraged to contact Euroclear or Clearstream directly to ascertain their procedures for tendering Original Notes.

If You Fail to Exchange Your Original Notes	If you do not exchange your Original Notes for Exchange Notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer provided in the Original Notes and Indenture. In general, you may not offer or sell your Original Notes unless such offer or sale is registered under the federal securities laws or are sold in a transaction exempt from, or not subject to, the registration requirements of the federal securities laws and applicable state securities laws.

Withdrawal Rights	You may withdraw the tender of your Original Notes at any time before 12:00 midnight, New York City time, on the expiration date of the Exchange Offer. You must follow the withdrawal procedures as described under the heading “The Exchange Offer— Withdrawal of Tenders.”

Expiration Date	The Exchange Offer will expire at 12:00 midnight, New York City time, on January 18, 2022, unless we decide to extend the expiration date.

Issuance of Exchange Notes	We will issue Exchange Notes in exchange for Original Notes tendered and accepted in the Exchange Offer promptly following the expiration date (unless amended as described in this prospectus).

Resale of Exchange Notes

We believe that the Exchange Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the “Securities Act”) provided that:

•  the Exchange Notes are being acquired in the ordinary course of business;

•  you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes issued to you in the Exchange Offer;

•  you are not an affiliate of SBA;

•  you are not a broker-dealer tendering Original Notes acquired directly from us for your account or acquired for your account as a result of your market-making or other trading activities; and

•  you are not prohibited by law or any policy of the Securities and Exchange Commission, or the Commission, from participating in the Exchange Offer.

Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties that are not related to us. The Commission has not considered the Exchange Offer in the context of a no-action letter. We cannot assure you that the Commission would make similar determinations with respect to the Exchange Offer. If any of these conditions above are not satisfied, or if our belief is not accurate, and you transfer any Exchange Notes issued to you in the Exchange Offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Exchange Notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

U.S. Federal Income Tax Consequences	The exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes.

Use of Proceeds	The Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer.

Appraisal Rights	Holders of the Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the Exchange Offer.

Summary of the Exchange Notes

This summary is not a complete description of the Exchange Notes. For a more detailed description of the Exchange Notes, see “Description of Notes” in this prospectus.

Issuer	SBA Communications Corporation, a Florida corporation.

Securities	$1,500,000,000 in aggregate principal amount of 3.125% Senior Notes due 2029.

Maturity	The Exchange Notes will mature on February 1, 2029.

Interest Rate

The Exchange Notes will bear interest at a rate of 3.125% per year.

The Exchange Notes will bear interest from the most recent date to which interest on the Original Notes has been paid. Interest on the Exchange Notes will be payable in cash on February 1 and August 1 of each year.

Ranking

The Exchange Notes will be SBA’s senior unsecured obligations and will:

•  rank equally in right of payment with SBA’s existing and future senior unsecured debt, including the $1,500,000,000 in aggregate principal amount of 3.875% Senior Notes due 2027 (the “2020 Senior Notes”);

•  rank senior in right of payment to SBA’s future subordinated debt, if any;

•  be effectively subordinated to SBA’s existing and future secured debt, to the extent of the value of the assets securing such debt, including its guarantee of amounts due under the Amended and Restated Credit Agreement, dated April 11, 2018, among SBA Senior Finance II, as borrower, the several lenders from time to time parties thereto (as amended from time to time, the “Senior Credit Agreement”); and

•  be structurally subordinated to all liabilities (including trade payables) of SBA’s Subsidiaries, including the Tower Securities (as later defined) and the obligations under the Senior Credit Agreement (including the Revolving Credit Facility and the 2018 Term Loan (each as later defined)) and any future indebtedness.

As of September 30, 2021, SBA’s assets consisted solely of the capital stock of its subsidiary, SBA Telecommunications, LLC (“Telecommunications”). The Exchange Notes will not be guaranteed by Telecommunications or any of its subsidiaries. As a result, the Exchange Notes will be structurally subordinated to all existing and future liabilities of Telecommunications and its subsidiaries.

Optional Redemption	SBA may redeem the Exchange Notes, in whole or in part, at any time on or after February 1, 2024, at the redemption prices listed under “Description of Notes—Optional Redemption.” In addition, until February 1, 2024, SBA may redeem up to 35% of the aggregate principal amount of the Exchange Notes with the net proceeds of certain equity offerings at 103.125% of the principal amount of the Exchange Notes plus accrued and unpaid interest, if any, and additional interest, if any, to the redemption date. SBA may also redeem any of the Exchange Notes at any time prior to February 1, 2024 at a price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest, if any, and additional interest, if any, to the redemption date.

Change of Control Offer	If SBA experiences a Change of Control and a Ratings Decline, each as defined in the Indenture, SBA will be required to offer to repurchase the Exchange Notes from holders at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, and additional interest, if any, to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

Asset Sale Offer	If SBA or its restricted subsidiaries sell assets, under certain circumstances, SBA will be required to use the net proceeds to make an offer to purchase the Exchange Notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, and additional interest, if any, to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Covenants

SBA will issue the Exchange Notes under the same Indenture governing the Original Notes. The terms of the Exchange Notes will, among other things, restrict SBA’s ability, and the ability of its restricted subsidiaries to:

•  incur indebtedness, or any lien securing indebtedness;

•  merge, consolidate or sell assets;

•  make restricted payments, including pay dividends or make other distributions;

•  enter into transactions with affiliates;

•  enter into sale and leaseback transactions; and

•  issue guarantees of indebtedness.

The covenants are subject to a number of exceptions and qualifications. Furthermore, the Indenture excludes from the definition of restricted subsidiaries (1) foreign subsidiaries, unless otherwise designated a restricted subsidiary by SBA, (2) any other subsidiary of SBA that is designated by the board of directors as an unrestricted subsidiary and (3) any subsidiary of an unrestricted subsidiary. As of the date of this prospectus, all of our foreign subsidiaries have been designated as restricted subsidiaries under the Indenture.

If the Exchange Notes are assigned an investment grade rating by each of Moody’s Investors Service, Inc. and S&P Global Ratings, a division of S&P Global, Inc., and no default or event of default has occurred or is continuing, certain covenants related to the Exchange Notes will be suspended. If either rating on the Exchange Notes should subsequently decline to below investment grade, the suspended covenants will be reinstituted. See “Description of Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade.”

Listing	We do not intend to list the Exchange Notes on any securities exchange.

Book Entry Depository	The Depository Trust Company.

Trustee, Registrar and Transfer Agent	U.S. Bank National Association.

Governing Law	State of New York.

Risk Factors

Investing in the Exchange Notes involves risks. You should carefully consider the following risks relating to the Exchange Offer and the Exchange Notes, together with the risks and uncertainties discussed under “Forward-Looking Statements” and the other information included or incorporated by reference in this prospectus, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, June 30, 2021 and September 30, 2021, before deciding whether to participate in the Exchange Offer.

In this “Risk Factors” section, the “notes” means both the Original Notes and the Exchange Notes.

Risks Related to the Exchange Offer

If your Original Notes are not exchanged they will continue to be restricted securities and may become less liquid.

Original Notes that you do not tender, do not properly tender or that we do not accept will, following the Exchange Offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer — Conditions to the Exchange Offer” and “The Exchange Offer — Procedures for Tendering.” These procedures and conditions include timely receipt by the Exchange Agent of confirmation of book-entry transfer of your Original Notes and of an agent’s message from DTC. Therefore, if you want to tender your Original Notes, please allow sufficient time to ensure timely delivery. Additionally, we are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. If there are defects or irregularities with respect to your tender of Original Notes, we will not accept your Original Notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for any Original Notes remaining after the completion of the Exchange Offer will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Original Notes outstanding. Following the Exchange Offer, if you do not tender your Original Notes you will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

If an active trading market does not develop for the Exchange Notes, you may be unable to sell the Exchange Notes or to sell them at a price you deem sufficient.

The Exchange Notes are a new issue of securities for which there is currently no public trading market. We do not intend to list the Exchange Notes on any national securities exchange or automated quotation system. Accordingly, we cannot assure you that an active market will develop upon completion of the Exchange Offer or, if it develops, that such market will be sustained, or as to the liquidity of any market. If an active market does not develop or is not sustained, the market price and the liquidity of the Exchange Notes may be adversely affected. In addition, the liquidity of the trading market for the Exchange Notes, if it develops, and the market price quoted for the Exchange Notes, may be adversely affected by many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the prospects for companies in our industry generally, the market for similar securities, and the overall securities market. These factors could be exacerbated in an illiquid market. It is possible that any market for the Exchange Notes will be subject to disruptions which may have a negative effect on the holders of the Exchange Notes, regardless of our operating results, financial performance or prospects.

The Exchange Offer may be cancelled or delayed.

The consummation of the Exchange Offer is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offer — Conditions to the Exchange Offer”. We may, at our option and in our sole discretion, waive any such conditions. Even if the Exchange Offer is completed, the Exchange Offer may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the Exchange Offer may have to wait longer than expected to receive their Exchange Notes during which time those holders of the Original Notes will not be able to effect transfers of their Original Notes tendered for exchange.

Our board of directors has not made a recommendation as to whether you should tender your Original Notes in exchange for Exchange Notes in the Exchange Offer, and we have not obtained a third-party determination that the Exchange Offer is fair to holders of our Original Notes.

Our board of directors has not made, and will not make, any recommendation as to whether holders of Original Notes should tender their Original Notes in exchange for Exchange Notes pursuant to the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Original Notes for purposes of negotiating the terms of the Exchange Offer, or preparing a report or making any recommendation concerning the fairness of the Exchange Offer. Therefore, if you tender your Original Notes, you may not receive more than or as much value as if you chose to keep them. Holders of Original Notes must make their own independent decisions regarding their participation in the Exchange Offer.

Some holders may need to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your Original Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed an underwriter and may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Any broker-dealer that (i) exchanges its Original Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes or (ii) resells Original Notes that were received by it for its own account in the Exchange Offer may also be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their Exchange Notes.

Risks Related to the Notes

We have a substantial level of indebtedness which may have an adverse effect on our business or limit our ability to take advantage of business, strategic or financing opportunities.

We have, and will continue to have, a significant amount of indebtedness. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal, interest or other amounts due on our indebtedness. As a consequence of our indebtedness, (1) demands on our cash resources may increase, (2) we are subject to restrictive covenants that further limit our financial and operating flexibility, and (3) we may choose to institute self-imposed limits on our indebtedness based on certain considerations including market interest rates, our relative leverage and our strategic plans. For example, as a result of our substantial level of indebtedness and the uncertainties arising in the credit markets and the U.S. economy:

•	we may be more vulnerable to general adverse economic and industry conditions;

•	we may have to pay higher interest rates upon refinancing or on our variable rate indebtedness if interest rates rise, thereby reducing our cash flows;

•

we may find it more difficult to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements that would be in our best long-term interests;

•

we may be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the available cash flow to fund other investments, including share repurchases, tower acquisition and new build capital expenditures, or to satisfy our real estate investment trust (“REIT”) distribution requirements;

•	we may have limited flexibility in planning for, or reacting to, changes in our business or in the industry;

•	we may have a competitive disadvantage relative to other companies in our industry that are less leveraged; and

•	we may be required to sell debt or equity securities or sell some of our core assets, possibly on unfavorable terms, in order to meet payment obligations.

These restrictions could have a material adverse effect on our business by limiting our ability to take advantage of financing, new tower development, mergers and acquisitions, share repurchases, or other opportunities and to satisfy our REIT distribution requirements. Furthermore, subject to certain restrictions under our existing indebtedness and the Indenture, we may incur significant additional indebtedness in the future, some of which may be secured debt.

In addition, fluctuations in market interest rates or changes in central bank monetary policy may increase interest expense relating to our floating rate indebtedness, which we expect to incur under our Senior Credit Agreement, including the Revolving Credit Facility and the 2018 Term Loan, and may make it difficult to refinance our existing indebtedness at a commercially reasonable rate or at all. There is no guarantee that the future refinancing of our indebtedness will have fixed interest rates or that interest rates on such indebtedness will be equal to or lower than the rates on our current indebtedness.

The notes are effectively subordinated to our secured indebtedness.

Although the notes are designated senior notes, they are effectively subordinated to our secured indebtedness, to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, the assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after any secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

As of November 5, 2021, SBA had secured debt of approximately $9.0 billion of indebtedness outstanding, consisting of (1) $6.7 billion of Tower Securities and (2) its guarantee of the $2.3 billion due under the Senior Credit Agreement. SBA’s guarantee is secured by its pledge of all of the outstanding stock of Telecommunications. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

The Indenture restricts, but does not prohibit, us or our restricted subsidiaries from incurring substantially more debt, all of which could be senior to the notes. This increased leverage could increase the business and financial risks associated with our future operations.

The Indenture restricts, but does not prohibit, us or our restricted subsidiaries from incurring substantially more debt in the future. Any additional indebtedness that we incur may rank equal to the notes and may be secured. The notes are our senior unsecured obligations and rank equally in right of payment with our existing and future senior unsecured debt, including the 2020 Senior Notes. Consequently, if we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes, and the holders of the 2020 Senior Notes, any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up to which we may be subject.

If we incur any additional indebtedness that is secured, including any future securitization, then the holders of that future debt will be entitled to be paid in full before the holders of the notes with any proceeds from secured assets distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us and/or our restricted subsidiaries. Borrowings under the Senior Credit Agreement, including the Revolving Credit Facility and the 2018 Term Loan, and the Tower Securities are secured, and as a result, are effectively senior to the notes. These borrowings may have the effect of reducing your ability to receive the full amount of principal, interest and additional interest, if any, that is due under the notes. The Revolving Credit Facility provides SBA Senior Finance II with the ability to borrow up to $1.5 billion, based upon its consolidated financial ratio and subject to compliance with the covenants in the Senior Credit Agreement. In addition, the Senior Credit Agreement permits SBA Senior Finance II, without the consent of the other lenders, to request that one or more lenders provide SBA Senior Finance II with increases in the Revolving Credit Facility or additional term loans provided that after giving effect to the proposed increase in Revolving Credit Facility commitments (assuming the Revolving Credit Facility commitments, as increased, were fully drawn) or incremental term loans, the ratio of Consolidated Net Debt to Annualized Borrower EBITDA would not exceed 6.5x. Furthermore, any refinancing of the Tower Securities or other incurrence of additional debt, including the incurrence of additional secured debt such as another securitization or issuance of Tower Securities, could increase the business and financial risks associated with our future operations.

If any of the future indebtedness that we incur is incurred by any of our subsidiaries, then it will be effectively senior in right of payment to the notes and the holders of that future debt will be entitled to be paid in full before the holders of the notes with any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us and/or our restricted subsidiaries.

The notes are structurally subordinated to all obligations of our existing and future subsidiaries.

The notes are our obligations and are not guaranteed by any of our operating subsidiaries. As a result, the notes are structurally subordinated to all existing and future liabilities of our subsidiaries, including liabilities of any subsidiaries we may form or acquire in the future. Furthermore, our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will also be effectively subordinated to the claims of that subsidiary’s creditors. In addition, the Indenture, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. As of November 5, 2021, our subsidiaries had $9.0 billion of indebtedness outstanding, consisting of (1) $6.7 billion of Tower Securities and (2) $2.3 billion under the Senior Credit Agreement.

The notes are the obligations of SBA, and are not guaranteed by its subsidiaries, however the operations of SBA are conducted through, and substantially all of its consolidated assets are held by, its subsidiaries.

SBA is a holding company whose only significant asset is the outstanding capital stock of Telecommunications. Amounts borrowed under the Senior Credit Agreement, including the Revolving Credit Facility and the 2018 Term Loan are secured by a first lien on the capital stock of Telecommunications. Furthermore, substantially all of SBA’s cash flows from operations are generated by its subsidiaries and they will use such cash flows to repay their current and future indebtedness prior to distributing any excess funds to SBA to service the obligations due on the 2020 Senior Notes and the notes. Accordingly, SBA’s ability to service its debt, including payments of principal, interest and additional interest, if any, on the notes, depends on the results of operations of its subsidiaries and upon the ability of such subsidiaries to provide SBA with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on the obligations of SBA, including the notes.

SBA’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to SBA from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations, including the terms of the Senior Credit Agreement, the mortgage loan underlying the Tower Securities and the indenture governing the 2020 Senior Notes.

We expect that we will need to refinance a large portion of our indebtedness prior to the maturity of the notes. In the event we are not able to refinance or repay such indebtedness, we may not be able to access the cash flow from all of our towers and we may need to take certain actions to service our debt obligations.

We anticipate that we will need to refinance a significant amount of our indebtedness prior to the maturity of the notes in 2029. As of November 5, 2021 (as adjusted for the redemption of the 2016 Notes on November 8, 2021), we had an aggregate of $9.7 billion of indebtedness outstanding that had an initial or anticipated maturity date prior to the maturity of the notes, including the following:

(1)	$640.0 million of the 2018-1C Tower Securities, which have an anticipated repayment date in March 2023;

(2)	$620.0 million of the 2014-2C Tower Securities, which have an anticipated repayment date in October 2024;

(3)	$1,165.0 million of the 2019-1C Tower Securities, which have an anticipated repayment date in January 2025;

(4)	$2,322 million of the 2018 Term Loan, which matures in April 2025;

(5)	$750.0 million of 2020-1C Tower Securities, which have an anticipated repayment date in January 2026;

(6)	$1,165 million of 2021-1C Tower Securities, which have an anticipated repayment date in November 2026;

(7)	$1,500 million of 2020 Senior Notes, which mature in February 2027;

(8)	$895.0 million of 2021-2C Tower Securities, which have an anticipated repayment date in April 2027; and

(9)	$600.0 million of 2020-2C Tower Securities, which have an anticipated repayment date in January 2028.

The Revolving Credit Facility provides SBA Senior Finance II with the ability to borrow up to $1.5 billion, based upon its consolidated financial ratio and subject to compliance with the covenants in the Senior Credit Agreement. Furthermore, SBA Senior Finance II may elect to increase the Revolving Credit Facility or incur additional term loans under the Senior Credit Agreement. If not earlier terminated by SBA Senior Finance II, the Revolving Credit Facility will terminate on, and SBA Senior Finance II will repay all amounts outstanding on or before July 7, 2026.

To the extent that the mortgage loan components corresponding to the Tower Securities are not fully repaid by their respective anticipated repayment dates, the interest rate of each such component will increase by the greater of (i) 5% and (ii) the amount, if any, by which the sum of (x) the ten-year U.S. treasury rate plus (y) the credit-based spread for such component (as set forth in the mortgage loan agreement) plus (z) 5%, exceeds the original interest rate for such component. Furthermore, if any of the Tower Securities are not fully repaid by their respective anticipated repayment dates, then the excess cash flow from the towers owned by the borrowers under the Tower Securities will be trapped by the trustee and applied to repay principal of such Tower Securities and then to pay the additional interest described above.

From time to time, we may engage in additional securitizations. We have the ability to add additional assets to our special purpose vehicles.

Due to the potential volatility of the credit markets, we cannot assure you that we will be able to refinance all of our outstanding debt on terms as favorable as our current debt, on commercially acceptable terms, or at all. If we are unable to refinance our debt, we would not be able to repay the amounts outstanding from cash flows from operations and we might need to sell certain assets or lines of business, or issue Class A common stock or securities convertible into Class A common stock to fulfill our debt obligations. If implemented, these actions could negatively impact our business or dilute our existing shareholders.

We may not be able to purchase the notes upon a change of control triggering event, which would result in a default under our debt instruments and would adversely affect our business and financial condition.

Upon the occurrence of a change of control triggering event, as defined in the Indenture, each holder of the notes and each holder of the 2020 Senior Notes, will have the right to require us to repurchase all or any part of such holder’s notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, and additional interest, if any, to but excluding the purchase date. In addition, a change of control, as defined in the Senior Credit Agreement, is an event of default under the Senior Credit Agreement and provides the lenders the right to terminate the commitment under the Senior Credit Agreement and accelerate amounts due under the Revolving Credit Facility and the 2018 Term Loan. SBA may not have sufficient funds available to make or fund any required repurchases of the notes, the 2020 Senior Notes and/or repayment of amounts outstanding under the Senior Credit Agreement, and may be unable to receive distributions or advances from its subsidiaries in the future sufficient to meet such obligations. In addition, restrictions under future debt instruments may not permit SBA to repurchase the notes. If SBA fails to repurchase the notes in that circumstance, it will be in default under the Indenture, which would in turn be a default under the indenture governing the 2020 Senior Notes and the Senior Credit Agreement. See “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

Investors may not be able to determine when a change of control triggering event giving rise to their right to have the notes repurchased by SBA has occurred following a sale of “substantially all” of the assets of SBA and its restricted subsidiaries.

A change of control triggering event, as defined in the Indenture, will require SBA to make an offer to repurchase all the notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of the assets of SBA and its restricted subsidiaries. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require SBA to repurchase its notes as a result of a sale, lease or transfer of less than all the assets of SBA and its restricted subsidiaries to another individual, group or entity may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the notes, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes could be voided as a fraudulent transfer or conveyance if SBA (a) issued the notes with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for issuing the notes and, in the case of (b) only, one of the following is also true at the time thereof:

•	SBA were insolvent or rendered insolvent by reason of the issuance of the notes;

•	the issuance of the notes left SBA with an unreasonably small amount of capital or assets to carry on the business;

•	SBA intended to incur, or believed or should have believed that SBA would incur, debts beyond SBA’s ability to pay as they mature; or

•	SBA was a defendant in an action for money damages, or had a judgment for money damages docketed against SBA if the judgment is unsatisfied after final judgment.

We cannot be certain as to the standards a court would use to determine whether or not SBA were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes would be subordinated to SBA’s other debt. Among other things, the measure of insolvency for these purposes will vary depending on the law of the jurisdiction being applied in any such proceeding. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes, could subordinate the notes to presently existing and future indebtedness of SBA, or could require the holders of the notes to repay any amounts received with respect to the notes. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to SBA’s other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

The documents governing our indebtedness, including the notes, contain restrictive covenants that could adversely affect our business by limiting our flexibility.

The documents governing our indebtedness, including the notes, contain restrictive covenants that could adversely affect our business by limiting our flexibility. Depending on the agreement, the covenants may restrict SBA and/or specific SBA subsidiaries. Since SBA is a holding company with no business operations of its own, any restrictions on SBA’s subsidiaries affect SBA on a consolidated basis.

The Indenture and the indenture governing the 2020 Senior Notes, the Senior Credit Agreement, and the mortgage loan underlying the Tower Securities contain restrictive covenants imposing significant operational and financial restrictions on us, including restrictions that may limit our ability to engage in acts that may be in our long-term best interests. Among other things, the covenants under each indenture limit the ability of SBA and/or its restricted subsidiaries, as applicable, to:

•	merge, consolidate or sell assets;

•	make restricted payments, including pay dividends or make other distributions;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	issue guarantees of indebtedness.

In addition, the indentures contain certain ratio tests that must be met before we and our restricted subsidiaries may incur additional unsecured indebtedness or additional secured indebtedness. For example, pursuant to the Indenture, until such notes are redeemed, we and our restricted subsidiaries may incur additional indebtedness only if the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio (as defined in “Description of Notes—Certain Definitions”) is no greater than 9.5x on a pro forma basis. These restrictive covenants are subject to a number of qualifications and exceptions.

We are subject to similar financial and other restrictive covenants and are required to maintain certain financial ratios under the Senior Credit Agreement, including (1) a ratio of Consolidated Net Debt to Annualized Borrower EBITDA (in each case, calculated in accordance with the Senior Credit Agreement) not to exceed 6.5x for any fiscal quarter and (2) a ratio of Annualized Borrower EBITDA to Annualized Cash Interest Expense (calculated in accordance with the Senior Credit Agreement) of not less than 2.0x for any fiscal quarter.

Additionally, the mortgage loan relating to our Tower Securities contains financial covenants that require that the mortgage loan borrowers maintain, on a consolidated basis, a minimum debt service coverage ratio. To the extent that the debt service coverage ratio, as of the end of any calendar quarter, falls to 1.30x or lower, then all cash flow in excess of amounts required to make debt service payments, to fund required reserves, to pay management fees and budgeted operating expenses and to make other payments required under the loan documents, referred to as “excess cash flow,” will be deposited into a reserve account instead of being released to the borrowers. The funds in the reserve account will not be released to the borrowers unless the debt service coverage ratio exceeds 1.30x for two consecutive calendar quarters. If the debt service coverage ratio falls below 1.15x as of the end of any calendar quarter, then an “amortization period” will commence and all funds on deposit in the reserve account will be applied to prepay the mortgage loan until such time that the debt service coverage ratio exceeds 1.15x for a calendar quarter.

These restrictive covenants could place SBA and its restricted subsidiaries at a disadvantage compared to some of its competitors, which may have fewer restrictive covenants and may not be required to operate under these restrictions. Further, these covenants could have an adverse effect on SBA’s business by limiting its ability to take advantage of financing, new tower development, mergers and acquisitions or other opportunities. If SBA or its restricted subsidiaries fail to comply with these covenants, it could result in an event of default under its debt instruments. If any such default occurs, all amounts outstanding under the notes, the 2020 Senior Notes and the Senior Credit Agreement may become immediately due and payable.

All of our existing foreign subsidiaries have been designated as restricted subsidiaries under the Indenture; however, we may undesignate any of these subsidiaries in the future in accordance with the terms of the Indenture.

The definition of Restricted Subsidiary under the Indenture for the notes excludes our foreign subsidiaries unless we otherwise designate them to be Restricted Subsidiaries. Concurrently with the issuance of the 2021 Senior Notes, we designated all of our existing foreign subsidiaries as Restricted Subsidiaries and as such, our foreign subsidiaries are subject to the covenants set forth in the Indenture until such time as we designate them to be Unrestricted Subsidiaries. We have previously designated our foreign subsidiaries as Restricted Subsidiaries under the Senior Credit Agreement and the indenture governing the 2020 Senior Notes.

Our variable rate indebtedness and refinancing obligations subject us to interest rate risk, which could cause our debt service obligations to increase significantly.

An increase in market interest rates would increase our interest expense arising on our existing and future floating rate indebtedness or upon refinancing of our fixed rate debt. Pursuant to the terms of our Senior Credit Agreement, the interest rate that we pay on indebtedness incurred under the Revolving Credit Facility or 2018 Term Loan varies based on a fixed margin over either a base rate or a Eurodollar rate which references the LIBOR rate. As a result, we are exposed to interest rate risk. Interest rates, including LIBOR, fluctuate periodically and as such may increase in future periods. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. In addition, LIBOR is the subject of recent proposals for reform, and the U.K. Financial Conduct Authority announced its desire to phase out the use of LIBOR by June of 2023. This may cause LIBOR to disappear entirely or perform differently than in the past. If LIBOR ceases to exist, the method and rate used to calculate our interest rates and/or payments on our variable rate indebtedness under our Senior Credit Agreement, which matures beyond 2021, in the future may result in interest rates and/or payments that are higher than, lower than or that do not otherwise correlate over time with the interest rates and/or payments that would have been applicable to our obligations if LIBOR was available in its current form. As such, the potential effect of any such event is uncertain, but were it to occur, our cost of capital, financial results, cash flows and results of operations may be adversely affected. It is unknown whether any alternative reference rates will attain market acceptance as replacements of LIBOR.

Although we have used interest rate swaps to mitigate this risk from time to time, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk. Furthermore, the increase in our use of derivative instruments increases our exposure to counterparty credit risk to the extent that a counterparty to the instrument fails to meet or perform the terms of the instrument. As of September 30, 2021, we had interest rate swaps on a portion of our 2018 Term Loan that fixed $1.95 billion in notional value for approximately 4.25 years receiving interest at one-month LIBOR plus 175 basis points and paying a fixed rate of 1.874%.

A lowering or withdrawal of the ratings assigned to our debt securities by ratings agencies may adversely affect your ability to resell your notes and may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Real or anticipated changes in our credit ratings will generally affect the market value of the notes. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount. In addition, any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing.

Special Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements.” These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements included in the Annual Report on Form 10-K for the year ended December 31, 2020, the Quarterly Report on Form 10-Q for the three months ended September 30, 2021, and in this prospectus include, but are not limited to, the following:

•

our expectations on the future growth and financial health of the wireless industry and the industry participants, the drivers of such growth, the demand for our towers, the future capital investments of our customers, future spectrum auctions, the trends developing in our industry, and competitive factors;

•	our ability to capture and capitalize on industry growth and the impact of such growth on our financial and operational results;

•	our expectations regarding consolidation of wireless service providers and the impact of such consolidation on our financial and operational results;

•	our intent to grow our tower portfolio domestically and internationally and expand through acquisitions, new builds and organic lease up on existing towers;

•

our belief that over the long-term, site leasing revenues will continue to grow as wireless service providers increase their use of our towers due to increasing minutes of network use and data transfer, network expansion and network coverage requirements;

•	our expectation regarding site leasing revenue growth, on an organic basis, in our domestic and international segments, and the drivers of such growth;

•

our focus on our site leasing business and belief that our site leasing business is characterized by stable and long-term recurring revenues, reduced exposure to changes in customer spending, predictable operating costs, and minimal non-discretionary capital expenditures;

•	our expectation that, due to the relatively young age and mix of our tower portfolio, future expenditures required to maintain these towers will be minimal;

•	our expectation that we will grow our cash flows by adding tenants to our towers at minimal incremental costs and executing monetary amendments;

•	our expectations regarding churn rates;

•	our election to be subject to tax as a REIT and our intent to continue to operate as a REIT;

•	our belief that our business is currently operated in a manner that complies with the REIT rules and our intent to continue to do so;

•	our plans regarding our distribution policy, and the amount and timing of, and source of funds for, any such distributions;

•	our expectations regarding the use of net operating losses (“NOLs”) to reduce REIT taxable income;

•

our expectations regarding our capital allocation strategy, including future allocation decisions among portfolio growth, stock repurchases, and dividends, the impact of our election to be taxed as a REIT on that strategy, and our goal of increasing our Adjusted Funds From Operations per share;

•	our expectations regarding dividends and our ability to grow our dividend in the future and the drivers of such growth;

•

our expectations regarding our future cash capital expenditures, both discretionary and non-discretionary, including expenditures required for new builds and to maintain, improve, and modify our towers, ground lease purchases, and general corporate expenditures, and the source of funds for these expenditures;

•

our expectations regarding our business strategies, including our strategy for securing rights to the land underlying our towers, and the impact of such strategies on our financial and operational results;

•	our intended use of our liquidity;

•	our intent to maintain our target leverage levels, including in light of our dividend;

•

our expectations regarding our debt service in 2021 and our belief that our cash on hand, capacity under our Revolving Credit Facility, and our cash flows from operations for the next twelve months will be sufficient to service our outstanding debt during the next twelve months; and

•	our expectations and estimates regarding certain tax and accounting matters, including the impact on our financial statements.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•	the impact of consolidation among wireless service providers, including the impact of T-Mobile and Sprint;

•	the ability of Dish Network to become and compete as a nationwide carrier;

•	our ability to continue to comply with covenants and the terms of our credit instruments and our ability to obtain additional financing to fund our capital expenditures;

•

our ability to successfully manage the risks associated with international operations, including risks relating to political or economic conditions, inflation, tax laws, currency restrictions and exchange rate fluctuations, legal or judicial systems, and land ownership;

•

our ability to successfully manage the risks associated with our acquisition initiatives, including our ability to satisfactorily complete due diligence on acquired towers, the amount and quality of due diligence that we are able to complete prior to closing of any acquisition, our ability to accurately anticipate the future performance of the acquired towers, our ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations, and, once acquired, our ability to effectively integrate acquired towers into our business and to achieve the financial results projected in our valuation models for the acquired towers;

•	the health of the South Africa economy and wireless communications market, and the willingness of carriers to invest in their networks in that market;

•

developments in the wireless communications industry in general, and for wireless communications infrastructure providers in particular, that may slow growth or affect the willingness or ability of the wireless service providers to expend capital to fund network expansion or enhancements;

•	our ability to secure as many site leasing tenants as anticipated, recognize our expected economies of scale with respect to new tenants on our towers, and retain current leases on towers;

•	our ability to secure and deliver anticipated services business at contemplated margins;

•

our ability to build new towers, including our ability to identify and acquire land that would be attractive for our customers and to successfully and timely address zoning, permitting, weather, availability of labor and supplies and other issues that arise in connection with the building of new towers;

•

competition for the acquisition of towers and other factors that may adversely affect our ability to purchase towers that meet our investment criteria and are available at prices which we believe will be accretive to our shareholders and allow us to maintain our long-term target leverage ratios while achieving our expected portfolio growth levels;

•	our capital allocation decisions and the impact on our ability to achieve our expected tower portfolio growth levels;

•	our ability to protect our rights to the land under our towers, and our ability to acquire land underneath our towers on terms that are accretive;

•

our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels to permit us to meet our anticipated uses of liquidity for operations, debt service and estimated portfolio growth;

•	the impact of rising interest rates on our results of operations and our ability to refinance our existing indebtedness at commercially reasonable rates or at all;

•	the extent and duration of the impact of the COVID-19 crisis on the global economy, on our business and results of operations, and on foreign currency exchange rates;

•	our ability to successfully estimate the impact of regulatory and litigation matters;

•	natural disasters and other unforeseen damage for which our insurance may not provide adequate coverage;

•	a decrease in demand for our towers;

•	the introduction of new technologies or changes in a tenant’s business model that may make our tower leasing business less desirable to existing or potential tenants;

•	our ability to qualify for treatment as a REIT for U.S. federal income tax purposes and to comply with and conduct our business in accordance with such rules;

•	our ability to utilize available NOLs to reduce REIT taxable income; and

•

our ability to successfully estimate the impact of certain accounting and tax matters, including the effect on our company of adopting certain accounting pronouncements and the availability of sufficient NOLs to offset future REIT taxable income.

Each of the forward-looking statements included in this prospectus and incorporated by reference herein speak only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Use of Proceeds

The Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer.

In consideration for issuing the Exchange Notes as contemplated by this prospectus, we will receive the Original Notes in like principal amount. The Original Notes surrendered and exchanged for Exchange Notes will be retired and canceled and cannot be reissued.

The Exchange Offer

Purpose of the Exchange Offer

In connection with the issuance of the Original Notes, we entered into the Registration Rights Agreement with the initial purchasers, under which we agreed to file and to use our reasonable best efforts to have declared effective an exchange offer registration statement under the Securities Act and to consummate the Exchange Offer.

We are making the Exchange Offer in reliance on the position of the Commission as set forth in certain no-action letters issued to third parties (for example, Exxon Capital Holdings Corporation (May 13, 1988), Morgan Stanley & Co. Incorporated (June 5, 1991) and Shearman & Sterling (July 2, 1993). However, we have not sought our own no-action letter. Based upon these interpretations by the Commission, we believe that a holder of Exchange Notes who exchanges Original Notes for Exchange Notes in the Exchange Offer generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.

We have not entered into any arrangement or understanding with any person who will receive Exchange Notes in the Exchange Offer to distribute those securities following completion of the Exchange Offer. We are not aware of any person that will participate in the Exchange Offer with a view to distribute the Exchange Notes. Any holder of the Original Notes using the Exchange Offer to participate in a distribution of Exchange Notes:

•	cannot rely on the interpretations of the staff of the Commission as set forth in no-action letters referred to above; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes and must be identified as an underwriter in the prospectus, unless the sale or transfer is made pursuant to an exemption from those requirements.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.

The Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance of the Exchange Offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange

Upon the terms and subject to the conditions of the Exchange Offer, we will accept any and all Original Notes validly tendered prior to 12:00 midnight, New York City time, on the Expiration Date, as defined below, for the Exchange Offer. Promptly after the Expiration Date (unless extended as described in this prospectus), we will issue an aggregate principal amount of up to $1,500,000,000 of Exchange Notes for a like principal amount of outstanding Original Notes tendered and accepted in connection with the Exchange Offer. The Exchange Notes issued in connection with the Exchange Offer will be delivered promptly after the Expiration Date. Holders may tender some or all of their Original Notes in connection with the Exchange Offer, but only in principal amounts of $2,000 or in integral multiples of $1,000 in excess thereof.

The terms of the Exchange Notes will be identical in all material respects to the terms of Original Notes, except that the Exchange Notes will have been registered under the Securities Act and will be issued free from any covenant regarding registration, including the payment of special interest upon a failure to complete the Exchange Offer by a certain date. The Exchange Notes will evidence the same debt as the Original Notes and will be issued under the Indenture and be entitled to the same benefits under the Indenture as the Original Notes being exchanged. As of the date of this prospectus, $1,500,000,000 aggregate principal amount of the Original Notes are outstanding.

In connection with the issuance of the Original Notes, we arranged for the Original Notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under “Book-Entry Settlement and Clearance,” Exchange Notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Book-Entry Settlement and Clearance.”

Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer. Original Notes that are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but certain registration and other rights under the Registration Rights Agreement will terminate and holders of the Original Notes will generally not be entitled to any registration rights under the Registration Rights Agreement. See “— Consequences of Failures to Properly Tender Original Notes in the Exchange Offer.”

We shall be considered to have accepted validly tendered Original Notes if and when we have given oral (to be followed by prompt written notice) or written notice to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder promptly after the Expiration Date for the Exchange Offer.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or transfer taxes on exchange of Original Notes in connection with the Exchange Offer, except as described under “—Fees and Expenses” and “—Transfer Taxes”.

Expiration Date; Extensions; Amendments

The “Expiration Date” for the Exchange Offer is 12:00 midnight, New York City time, on January 18, 2022, unless extended by us in our sole discretion, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer are extended.

We reserve the right, in our sole discretion:

•

subject to applicable law, to delay accepting any Original Notes, to extend the Exchange Offer or to terminate the Exchange Offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral (to be followed by prompt written notice) or written notice of the delay, extension or termination to the Exchange Agent; or

•	to amend the terms of the Exchange Offer in any manner.

If we amend the Exchange Offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the Exchange Offer for a period of five to ten business days, as required by law.

If we determine to extend, amend or terminate the Exchange Offer, we will publicly announce this determination by making a timely release through an appropriate news agency prior to 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date.

During any extension, all Original Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us only upon expiration of the Exchange Offer, unless validly withdrawn. If we terminate the Exchange Offer, we will promptly return any Original Notes deposited, pursuant to the Exchange Offer as required by Rule 14e-1(c) of the Exchange Act.

Interest on the Exchange Notes

The Exchange Notes will bear interest at the rate of 3.125% per annum from the most recent date to which interest on the Original Notes has been paid. Interest will be payable semiannually on February 1 and August 1 of each year.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to accept for exchange, or to exchange any Exchange Notes for any Original Notes and we may terminate the Exchange Offer or, at our option, modify, extend or otherwise amend the Exchange Offer, if any of the following conditions exist on or prior to the Expiration Date:

•

any action or event shall have occurred or been threatened, any action shall have been taken, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that either:

(a) challenges the making of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer; or

(b) in our reasonable judgment, could materially adversely affect our (or our subsidiaries’) business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or materially impair the contemplated benefits to us of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer;

•

anything has occurred or may occur that would or might, in our reasonable judgment, be expected to prohibit, prevent, restrict or delay the Exchange Offer or impair our ability to realize the anticipated benefits of the Exchange Offer;

•

there shall have occurred (a) any general suspension of or limitation on trading in securities in the United States securities or financial markets, whether or not mandatory, (b) any material adverse change in the prices of the Original Notes that are the subject of the Exchange Offer, (c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory, (e) a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, (f) any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (g) any material adverse change in the securities or financial markets in the United States generally or (h) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; and

•

the Trustee with respect to the Indenture for the Original Notes that are the subject of the Exchange Offer and the Exchange Notes to be issued in the Exchange Offer shall have been directed by any holders of Original Notes to object in any respect to, or take any action that could, in our reasonable judgment, adversely affect the consummation of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer, or the Trustee shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the Expiration Date:

•	terminate the Exchange Offer and promptly return all tendered Original Notes to the respective tendering holders;

•	modify, extend or otherwise amend the Exchange Offer and retain all tendered Original Notes until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or

•

waive the unsatisfied conditions with respect to the Exchange Offer and accept all Original Notes tendered and not previously validly withdrawn, subject to any requirement to extend the period of time during which the Exchange Offer is open.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of Original Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Exchange Offer described in this prospectus. The participation in the Exchange Offer by a tendering holder of Original Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Original Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Absence of Dissenters’ Rights

Holders of the Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

Procedures for Tendering

If you hold Original Notes and wish to have those notes exchanged for Exchange Notes, you must validly tender (or cause the valid tender of) your Original Notes using the procedures described in this prospectus.

The procedures by which you may tender or cause to be tendered Original Notes will depend upon the manner in which you hold the Original Notes, as described below.

If you are a beneficial owner which holds Original Notes through Euroclear (as defined herein) or Clearstream (as defined herein) and wish to tender your Original Notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered Original Notes in accordance with the procedures established by Euroclear or Clearstream. You are encouraged to contact Euroclear and Clearstream directly to ascertain their procedure for tendering Original Notes.

Original Notes Held with DTC by a DTC Participant

Pursuant to authority granted by DTC, if you are a DTC participant that has Original Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Original Notes as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Original Notes credited to their accounts. Within two business days after the date of this prospectus, the Exchange Agent will establish accounts with respect to the Original Notes at DTC for purposes of the Exchange Offer.

Tenders of Original Notes will be accepted only in minimum denominations of $2,000 and multiples of $1,000 thereafter. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Original Notes must continue to hold Original Notes in at least the minimum authorized denomination of $2,000 principal amount.

Any DTC participant may tender Original Notes by effecting a book-entry transfer of the Original Notes to be tendered in the Exchange Offer into the account of the Exchange Agent at DTC and electronically transmitting its acceptance of the Exchange Offer through DTC’s ATOP procedures for transfer before the Expiration Date of the Exchange Offer. No letter of transmittal will be used in connection with the Exchange Offer. The valid electronic transmission of acceptance through ATOP shall constitute delivery of Original Notes in connection with the Exchange Offer.

DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to and received by the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Original Notes that the participant has received and agrees to be bound by the terms of the Exchange Offer and that we may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date of the Exchange Offer.

An agent’s message, and any other required documents, must be transmitted to and received by the Exchange Agent prior to the Expiration Date of the Exchange Offer at its address set forth on page 27. Delivery of these documents to SBA or DTC does not constitute delivery to the Exchange Agent.

Original Notes Held Through a Nominee by a Beneficial Owner

Currently, all of the Original Notes are held in book-entry form and can only be tendered by following the procedures described under “— Procedures for Tendering — Original Notes Held with DTC by a DTC Participant”. However, any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to participate in the Exchange Offer. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender Original Notes on your behalf at or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

Representations, Warranties, Acknowledgements and Undertakings

By tendering Original Notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, a tendering holder of Original Notes:

•	acknowledges receipt of this prospectus (as it may be amended or supplemented from time to time), and agrees to all of the terms of the Exchange Offer;

•

understands, acknowledges and agrees that tenders of Original Notes pursuant to the Exchange Offer will, upon our acceptance for exchange of such tendered Original Notes, constitute a binding agreement between such holder and us upon the terms and subject to the conditions of the Exchange Offer;

•

irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Original Notes (with full knowledge that the Exchange Agent also acts as our agent and an affiliate of the Exchange Agent acts as Trustee under the Indenture), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Original Notes on the account books maintained by DTC with all accompanying evidences of transfer and authenticity to, or upon our order and (2) present such Original Notes for transfer on our books and receive all benefits and otherwise exercise all rights of beneficial ownership of such Original Notes, all in accordance with the terms of the Exchange Offer;

•

represents and warrants that such holder has full power and authority to tender, sell, assign and transfer the Original Notes it is tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

•	represents and warrants that the Exchange Notes acquired in connection with the Exchange Offer are being acquired in the ordinary course of business of the person receiving the Exchange Notes;

•

represents and warrants that at the time of commencement of the Exchange Offer it had no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes;

•	represents and agrees that such holder is not an “affiliate” (as defined in Rule 405 under the Securities Act) of our company;

•

if the holder is a broker-dealer, represents that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes, and that if it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution”. However, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act;

•

undertakes, upon request, to execute and deliver any additional documents deemed by us or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the Original Notes tendered thereby;

•

understands, acknowledges and agrees that all authority herein conferred or agreed to be conferred through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP shall survive the death or incapacity of such holder and any obligation of such holder hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives successors and assigns of such holder;

•

understands, acknowledges and agrees that for purposes of the Exchange Offer, we shall be deemed to have accepted validly tendered Original Notes when and if we have given oral or written notice thereof to the Exchange Agent;

•

understands, acknowledges and agrees that, subject to, and effective upon, the acceptance for exchange of the Original Notes tendered thereby, such holder thereby sells, assigns and transfers to, or upon the order of, us, all right, title and interest in and to such Original Notes as are being tendered thereby upon the terms and subject to the conditions set forth in this prospectus (as the same may be amended or supplemented from time to time); and

•	understands, acknowledges and agrees that, except as stated in this prospectus in connection with a valid withdrawal, the tender of such holders Original Notes is irrevocable.

We have agreed that, subject to the provisions of the Registration Rights Agreement, the prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer who acquired the Original Notes for its own account as a result of market making or other trading activities (a “participating broker-dealer”) in connection with resales of Exchange Notes received in exchange for Original Notes, where such Original Notes were acquired by such participating broker-dealer for its own account as a result of market-making activities or other trading activities, for a period ending 180 days after the Expiration Date. In that regard, each participating broker-dealer, by tendering such Original Notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, agrees that, upon receipt of notice from us of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in the prospectus untrue in any material respect or which causes the prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference therein, in light of the circumstances under which they were made, not misleading, or of the occurrence of certain other events specified in the Registration Rights Agreement, such participating broker-dealer will suspend the sale of Exchange Notes pursuant to the prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer or we have given notice that the sale of the Exchange Notes may be resumed, as the case may be. If we give such notice to suspend the sale of the Exchange Notes, it shall extend the 180-day period referred to above during which participating broker-dealers are entitled to use the prospectus in connection with the resale of Exchange Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when participating broker-dealers shall have received copies of the supplemented or amended prospectus necessary to permit resales of the Exchange Notes or to and including the date on which we have given notice that the sale of Exchange Notes may be resumed, as the case may be.

By tendering Original Notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, a tendering holder of Original Notes also acknowledges that the Exchange Offer is being made by us based upon our understanding of an interpretation by the staff of the SEC as set forth in no-action letters issued to third parties, that the Exchange Notes issued in exchange for the Original Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that: (1) such holders are not affiliates of us within the meaning of Rule 405 under the Securities Act; (2) such Exchange Notes are acquired in the ordinary course of such holders’ business; (3) such holders are not engaged in, and do not intend to engage in, a distribution of such Exchange Notes and have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (4) such holders are not broker-dealers tendering Original Notes that have been acquired from us for their own account. However, the staff of the SEC has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in other circumstances. If a holder of Original Notes is an affiliate of us, acquires the Exchange Notes other than in the ordinary course of such holder’s business or is engaged in or intends to engage in a distribution of the Exchange Notes or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

No alternative, conditional, irregular or contingent tenders will be accepted. By tendering Original Notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, the tendering holders of Original Notes waive any right to receive any notice of the acceptance for exchange of their Original Notes.

Miscellaneous

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Original Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Original Notes determined by us not to be in proper form or not to be tendered properly or any tendered Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Original Notes, whether or not waived in the case of other Original Notes. Our interpretation of the terms and conditions of the Exchange Offer will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the Exchange Agent nor any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Original Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

In addition, we reserve the right, as set forth above under the caption “— Conditions to the Exchange Offer”, to terminate any Exchange Offer.

No letter of transmittal will be used in connection with the Exchange Offer. The valid electronic transmission of acceptance through ATOP shall constitute delivery of Original Notes in connection with the Exchange Offer.

Withdrawal of Tenders

Tenders of Original Notes in the Exchange Offer may be validly withdrawn at any time prior to the Expiration Date.

Beneficial owners desiring to withdraw a tender of Original Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their Original Notes. In order to withdraw Original Notes previously tendered, a DTC participant may, prior to the Expiration Date of the Exchange Offer, withdraw its instruction previously transmitted through ATOP by withdrawing its acceptance through ATOP.

Withdrawal of tenders of Original Notes may not be rescinded, and any Original Notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. Validly withdrawn Original Notes may, however, be re-tendered by again following one of the procedures described in “— Procedures for Tendering” at or prior to the Expiration Date.

Exchange Agent

U.S. Bank National Association has been appointed as Exchange Agent in connection with the Exchange Offer. Questions and requests for assistance, as well as requests for additional copies of this prospectus should be directed to the Exchange Agent at its offices at West Side Flats Operations Center, 111 Fillmore Avenue E, St. Paul, Minnesota 55107, Attention: Specialized Finance. The Exchange Agent’s telephone number is (800) 934-6802 and facsimile number is (651) 466-7372.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. We will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and certain accounting and legal fees.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of Original Notes in the Exchange Offer unless you instruct us to issue Exchange Notes, or request that Original Notes not tendered or accepted in the Exchange Offer be returned, to a person other than the tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offer.

Consequences of Failures to Properly Tender Original Notes in the Exchange Offer

Issuance of the Exchange Notes in exchange for the Original Notes under the Exchange Offer will be made only after timely receipt by the Exchange Agent of an agent’s message from DTC through ATOP and confirmation of book-entry transfer of such Original Notes, and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate.

In the event the Exchange Offer is completed, we generally will not be required to register the remaining Original Notes, subject to limited exceptions. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

•

the remaining Original Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law; and

•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the Exchange Offer, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors—Risks Relating to the Exchange Offer — If your Original Notes are not exchanged they will continue to be restricted securities and may become less liquid.”

Description of Notes

General

We issued the Original Notes under the Indenture, dated as of January 29, 2021, between SBA and U.S. Bank National Association, as trustee. Set forth below is a description of the specific terms of the notes. This description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture. Unless the context otherwise requires, references in this “Description of Notes” to the “notes” includes the Original Notes and the Exchange Notes.

As used in this “Description of Notes” section, the word “SBA” or “SBA Communications” refers to SBA Communications Corporation and not to any of its Subsidiaries.

On January 29, 2021, SBA Communications issued $1,500,000,000 aggregate principal amount of 3.125% Senior Notes due 2029 under the Indenture. The notes accrue interest from the Issue Date at a rate of 3.125%. The interest on the notes is payable semiannually on February 1 and August 1. The notes mature on February 1, 2029. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the Notes

The notes:

•	are general obligations of SBA Communications;

•	rank equally in right of payment with SBA Communications’ existing and future senior unsecured debt, including the 2020 Senior Notes;

•	rank senior in right of payment to SBA Communications’ future subordinated debt, if any;

•

are effectively subordinated to SBA’s existing and future secured debt, if any, to the extent of the value of the assets securing such debt, including its guarantee of amounts due under the Senior Credit Agreement; and

•

are structurally subordinated to all liabilities (including trade payables) of SBA’s Subsidiaries, including the Tower Securities and the obligations under the Senior Credit Agreement (including the Revolving Credit Facility and the 2018 Term Loan) and any future indebtedness.

SBA Communications has covenanted that it will offer to repurchase the notes under the circumstances described in the Indenture upon:

•	a Change of Control Triggering Event; or

•	an Asset Sale by SBA Communications or any of its Restricted Subsidiaries.

The Indenture also contains covenants with respect to the following:

•	restricted payments;

•	incurrence of indebtedness and issuance of preferred stock;

•	liens;

•	dividend and other payment restrictions affecting Subsidiaries;

•	merger, consolidation or sale of assets;

•	transactions with affiliates;

•	sale and leaseback transactions;

•	limitation on issuances of guarantees of indebtedness;

•	business activities; and

•	reports.

In addition, certain covenants will be suspended during any period in which the notes have an investment grade rating from each of Moody’s and S&P and no Default or Event of Default shall have occurred and is continuing.

SBA Communications is a holding company with no operations or assets other than the capital stock of Telecommunications. The operations of SBA Communications are conducted through its Subsidiaries and, therefore, SBA Communications depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. The notes are SBA Communications’ senior unsecured obligations and rank equally in right of payment with SBA Communications’ existing and future senior unsecured debt, including the 2020 Senior Notes. The holders of the 2020 Senior Notes will be entitled to share ratably with the Holders of the notes any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of SBA Communications. The notes are not secured and thus are effectively subordinated to any of SBA Communications’ existing and future secured debt to the extent of the value of the assets securing such debt, including its guarantee of the 2018 Term Loan and borrowings incurred under the Revolving Credit Facility. SBA’s Subsidiaries are not guarantors of the notes, and the notes are effectively subordinated to all Indebtedness and other liabilities of its Subsidiaries. As of November 5, 2021, SBA’s Subsidiaries had $9.0 billion of indebtedness outstanding, consisting of (1) $6.7 billion of Tower Securities and (2) $2.3 billion under the Senior Credit Agreement. In addition, the Revolving Credit Facility provides SBA Senior Finance II with the ability to borrow up to $1.5 billion, based upon its consolidated financial ratio and subject to compliance with the covenants in the Senior Credit Agreement. Any right of SBA Communications to receive assets of any of its Subsidiaries upon the liquidation or reorganization of the Subsidiaries, and the consequent right of the Holders of the notes to participate in those assets, will be effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that SBA Communications is itself recognized as a creditor of such Subsidiary. If SBA Communications is recognized as a creditor of such Subsidiary, the claims of SBA Communications would still be subordinate in right of payment to any security interest in the assets of that Subsidiary and any Indebtedness of that Subsidiary senior to that held by SBA Communications. The provisions of the Senior Credit Agreement also contain restrictions on the ability of those Subsidiaries to dividend or distribute cash flow or assets to SBA Communications.

Concurrently with the issuance of the 2021 Senior Notes, SBA Communications designated all then existing Foreign Subsidiaries as Restricted Subsidiaries. Consequently, all of SBA’s Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, SBA Communications will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries generally are not subject to the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

The notes will mature on February 1, 2029. The Indenture allows SBA Communications to issue an unlimited principal amount of notes in addition to the notes, subject to compliance with the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock.” See “Risk Factors—Risks Related to the Notes—The notes are structurally subordinated to all obligations of SBA Communications’ existing and future subsidiaries.”

Interest on the notes accrues at the rate of 3.125% per annum. The interest on the notes is payable in U.S. dollars semiannually in arrears on February 1 and August 1. SBA Communications will make each interest payment to Holders of record on the immediately preceding January 15 and July 15.

Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from January 29, 2021, the issue date of the 2021 Senior Notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

The notes are not guaranteed by our Subsidiaries.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to SBA Communications, SBA Communications will make all payments of principal, premium, if any, interest or Additional Interest, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless SBA Communications elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee under the Indenture will initially act as the paying agent and registrar for the notes. SBA Communications may change the paying agent or registrar under the Indenture without prior notice to the Holders of the notes, and SBA Communications or any of its Subsidiaries may act as paying agent or registrar under the Indenture.

Transfer and Exchange

A Holder may transfer or exchange notes for other notes with the same terms and principal amount in accordance with the Indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. SBA Communications is not required to transfer or exchange any notes selected for redemption. In addition, SBA Communications is not required to transfer or exchange any notes for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

Prior to February 1, 2024. At any time prior to February 1, 2024, the notes may be redeemed, in whole or in part, at the option of SBA Communications, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, and Additional Interest, if any, to, the redemption date.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such note at February 1, 2024 (such redemption price being set forth in the table below), plus (2) all required interest payments due on such note through February 1, 2024 (excluding accrued but unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points over (B) the principal amount of such note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 1, 2024; provided, however, that if the period from the redemption date to February 1, 2024 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to February 1, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Equity clawback. During the period after the date of original issuance of the notes until February 1, 2024, SBA Communications may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes originally issued at a redemption price of 103.125% of the principal amount of the notes to be redeemed on the redemption date plus accrued and unpaid interest, if any, and Additional Interest, if any, to the redemption date with the net cash proceeds of one or more Equity Offerings by SBA Communications; provided that:

(1)

at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after the occurrence of such redemption, excluding any notes held by SBA Communications or any of its Subsidiaries; and

(2)	the redemption occurs within 90 days of the date of the closing of the Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at SBA Communications’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

On or after February 1, 2024. On or after February 1, 2024, SBA Communications may redeem all or a part of the notes upon not less than 10 nor more than 60 days’ notice, at the redemption prices expressed as percentages of principal amount set forth below plus accrued and unpaid interest, if any, and Additional Interest, if any, on the notes redeemed to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Year	Percentage
2024	101.563%
2025	100.781%
2026 and thereafter	100.000%

In connection with any optional redemption of the notes, any such redemption may, at SBA Communications’ discretion, be subject to one or more conditions precedent. If a redemption is subject to satisfaction of one or more conditions precedent, the applicable redemption notice shall describe such condition, and if applicable, shall state that, in SBA Communications’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, without the requirement of an additional notice period to the Holders, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee under the Indenture will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

No notes of $2,000 of principal amount or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 10 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may be conditional and, at SBA Communications’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount of that note to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note presented for redemption will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption, subject to any condition included in such notice of redemption, become due on the date fixed for redemption. On and after the redemption date, interest and Additional Interest, if any, ceases to accrue on notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to the notes, each Holder of such notes will have the right to require SBA Communications to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000, of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”). The offer price in any Change of Control Offer will be payable in cash and will be 101% of the aggregate principal amount of any notes repurchased plus accrued and unpaid interest, if any, and Additional Interest, if any, on such notes, (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, unless SBA Communications has exercised its right to redeem all of the notes as described above under “—Optional Redemption,” SBA Communications will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice (the “Change of Control Payment Date”). The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

On the Change of Control Payment Date for the notes, SBA Communications will, to the extent lawful:

(1)	accept for payment all notes or portions of the notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)

deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of the notes being purchased by SBA Communications.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that the new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

The Change of Control Triggering Event provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. SBA Communications will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, SBA Communications will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of the compliance.

The Change of Control Triggering Event purchase feature is a result of negotiations between SBA Communications and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control Triggering Event, although it is possible that SBA Communications would decide to do so in the future. Subject to the limitations discussed below, SBA Communications could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect SBA Communications capital structure. Furthermore, even if a Change of Control were to occur, it may not constitute a Change of Control Triggering Event, which is the occurrence of both a Change of Control plus a Ratings Decline such that it would trigger SBA Communications’ obligation to repurchase the notes. Restrictions on the ability of SBA Communications to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” “—Certain Covenants—Liens” and “—Certain Covenants—Sale and Leaseback Transactions.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of such notes then outstanding. Except for the limitations contained in the covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the notes protection in the event of certain highly leveraged transactions.

The Indebtedness of SBA’s Subsidiaries limits SBA Communications’ access to the cash flow of those Subsidiaries and will, therefore, restrict SBA Communications’ ability to purchase any notes. The terms of such Indebtedness, with certain exceptions, provide that the occurrence of certain change of control events with respect to SBA Communications constitutes a default under such Indebtedness. In the event that a Change of Control Triggering Event occurs at a time when SBA’s Subsidiaries are prohibited from making distributions to SBA Communications to purchase notes, SBA Communications could cause its Subsidiaries to seek the consent of the holders of such Indebtedness to allow the distributions or could attempt to refinance the Indebtedness that contains the prohibition. If SBA Communications does not obtain a consent or repay such Indebtedness, SBA Communications will remain prohibited from purchasing notes. In this case, SBA Communications’ failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Indebtedness. Future Indebtedness of SBA Communications and its Subsidiaries may contain prohibitions on the occurrence of certain events that would constitute a Change of Control Triggering Event or require the Indebtedness to be repurchased if a Change of Control Triggering Event occurs. Moreover, the exercise by the Holders of their right to require SBA Communications to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on SBA Communications. Finally, SBA Communications’ ability to pay cash to the Holders of notes following the occurrence of a Change of Control Triggering Event may be limited by SBA Communications’ then existing financial resources, including its ability to access the cash flow of its Subsidiaries. See “Risk Factors—Risks Related to the Notes— We may not be able to purchase the notes upon a change of control triggering event, which would result in a default under our debt instruments and would adversely affect our business and financial condition.”

Holders of the notes will be effectively subordinated to all of SBA’s Subsidiaries’ indebtedness and obligations which may also be accelerated as a result of a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

SBA Communications will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by SBA Communications and purchases all notes properly tendered and not withdrawn under such Change of Control Offer. In addition, notwithstanding the occurrence of a Change of Control Triggering Event, SBA Communications will not be obligated to make a Change of Control Offer in the event it has exercised its rights to redeem all of the outstanding notes as provided under “—Optional Redemption.” A Change of Control Offer may be made in advance of a Change of Control and conditioned upon such Change of Control Triggering Event if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. The provisions under the Indenture relating to SBA Communications’ obligation to make an offer to repurchase the notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes then outstanding.

The definition of Change of Control includes phrases relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of SBA Communications and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require SBA Communications to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of SBA Communications and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain. See “Risk Factors—Risks Related to the Notes—Investors may not be able to determine when a change of control triggering event giving rise to their right to have the notes repurchased by SBA has occurred following a sale of “substantially all” of the assets of SBA and its restricted subsidiaries.”

Asset Sales

SBA Communications will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)

SBA Communications (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	fair market value is determined by the board of directors of SBA Communications (or the Restricted Subsidiary, as the case may be) and evidenced by a resolution of such board; and

(3)

except in the case of a Qualified Asset Exchange, at least 75% of the consideration received in such Asset Sale by SBA Communications or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (3) above only, each of the following shall be deemed to be cash:

(a)

any liabilities, as shown on SBA Communications’ or such Restricted Subsidiary’s most recent balance sheet, of SBA Communications or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee of the notes) that are assumed by the transferee of any assets pursuant to a customary novation agreement that releases SBA Communications or the Restricted Subsidiary from further liability;

(b)

any securities, notes or other obligations received by SBA Communications or any Restricted Subsidiary from the transferee that are converted by SBA Communications or the Restricted Subsidiary into cash within 90 days of the applicable Asset Sale, to the extent of the cash received in that conversion; and

(c)

any Designated Noncash Consideration received by SBA Communications or any of its Restricted Subsidiaries in an Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed the greater of $300 million or 7.5% of Consolidated Net Tangible Assets in the aggregate at any time outstanding (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, SBA Communications or the Restricted Subsidiary may apply those Net Proceeds to:

(1)	reduce non-subordinated Indebtedness of SBA Communications;

(2)

reduce Indebtedness or Excluded Capital Lease Obligations of any of SBA Communications’ Restricted Subsidiaries (including by way of SBA Communications or a Restricted Subsidiary acquiring outstanding Indebtedness of any Restricted Subsidiary to be held by SBA Communications or a Restricted Subsidiary to redemption or maturity of such Indebtedness);

(3)	acquire all or substantially all the assets of a Permitted Business;

(4)

make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person and results in SBA Communications or a Restricted Subsidiary owning more than 50% of such Person, such acquisition results in such Person becoming a Restricted Subsidiary of SBA Communications unless designated an Unrestricted Subsidiary by SBA Communications);

(5)	make an investment in any one or more businesses, properties or assets that replace the properties or assets that are the subject of such Asset Sale; and/or

(6)

make capital expenditures or acquire other long-term assets (including long-term land use easements, ground leases and similar land rights) that are used or useful in a Permitted Business, provided that, after giving effect thereto, SBA Communications or its Restricted Subsidiaries is the owner of such assets or such expenditure or acquisition constitutes a Permitted Investment;

provided that in the case of clauses (3), (4), (5) and (6) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as SBA Communications or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within nine months after the end of the 365-day period (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled, terminated or otherwise not consummated during such period for any reason, then any such unapplied Net Proceeds shall upon such event constitute Excess Proceeds.

Pending the final application of any Net Proceeds, SBA Communications may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs (whether by election or the passage of time) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $35.0 million, SBA Communications will be required to make an offer to all Holders of the notes, and all holders of other pari passu Indebtedness of SBA Communications containing provisions similar to those set forth in the Indenture relating to the notes with respect to offers to purchase or redeem with the proceeds from any Asset Sale, to purchase the maximum principal amount of the notes and such other pari passu Indebtedness of SBA Communications that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”). The offer price in any Asset Sale Offer will be payable in cash and will be 100% of the principal amount of any notes and pari passu Indebtedness, plus accrued and unpaid interest, if any, and Additional Interest, if any, to the date of purchase. Each Asset Sale Offer will be made in accordance with the procedures set forth in the Indenture and the other pari passu Indebtedness of SBA Communications. If any Excess Proceeds remain after consummation of an Asset Sale Offer, SBA Communications may use the remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and the other pari passu Indebtedness of SBA Communications tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of the Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

SBA Communications will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Asset Sale Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, SBA Communications will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of the compliance.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the Issue Date:

(1)

the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of SBA Communications, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act (registered as such pursuant to Rule 17g-1 under the Exchange Act), selected by SBA Communications as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(i)	“Repurchase at the Option of Holders—Asset Sales;”

(ii)	“—Restricted Payments;”

(iii)	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(iv)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(v)	“—Transactions with Affiliates;”

(vi)	clause (2)(d) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets;” and

(vii)	“—Business Activities.”

During any period that the foregoing covenants have been suspended, SBA Communications’ board of directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to clause (1) of the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if the rating assigned to the notes by either such rating agency should subsequently decline to below Baa3 by Moody’s or BBB- by S&P, respectively (or if either such agency ceases to rate the notes, the equivalent investment grade credit rating from another nationally recognized statistical rating organization), the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the Issue Date except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. Notwithstanding that the suspended covenants may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with such suspended covenants during any period such covenants have been suspended. There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

SBA Communications will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay any dividend or make any other payment or distribution (whether in cash, securities or other property) on account of SBA Communications’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving SBA Communications or any of its Restricted Subsidiaries) or to the direct or indirect holders of SBA Communications’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of SBA Communications or to SBA Communications or a Restricted Subsidiary of SBA Communications and if such Restricted Subsidiary is not a wholly owned Subsidiary, to its other holders of Equity Interests on a pro rata basis);

(2)

purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving SBA Communications) any Equity Interests of SBA Communications or any direct or indirect parent of SBA Communications (other than (i) any such Equity Interests owned by SBA Communications or any of its Restricted Subsidiaries or (ii) any acquisition of Equity Interests deemed to occur upon the exercise of options or restricted stock rights if such Equity Interests represent a portion of the exercise price thereof or taxes due in connection therewith);

(3)

make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes (other than intercompany Indebtedness), except a payment of interest or a payment of principal at the Stated Maturity (or within one year of final maturity); or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) occurring since the Issue Date, being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default has occurred and is continuing or would occur as a consequence of the Restricted Payment; and

(2)

Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio would have been no greater than 9.5 to 1, calculated on a pro forma basis giving effect to such Restricted Payment and (x) removing the financial results that would otherwise be included in such calculations in respect of any Property Disposed of after such date and on or prior to the date of making such Restricted Payment and (y) including the financial results that would otherwise be excluded in such calculations in respect of any Property acquired after such date and on or prior to the date of making such Restricted Payment.

Notwithstanding the foregoing, SBA may declare or pay any dividend or make any distribution on or in respect of shares of SBA’s Capital Stock, that in each case would otherwise constitute a Restricted Payment, to holders of such Capital Stock to the extent that the declaration or payment of a dividend or making of a distribution in such amount is necessary in order for SBA to qualify as, or maintain its status as, a real estate investment trust under Section 856 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), for any taxable year or to avoid entity level taxes, with such dividend to be paid or distribution to be made as and when determined by SBA, whether during or after the end of the relevant taxable year; provided, however, that at the time of, and after giving effect to, any such dividend or distribution, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the obligations in respect of the notes shall not otherwise have been accelerated.

The preceding provisions will not prohibit:

(1)

the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of that dividend or giving of the redemption notice related thereto, as the case may be, if at said date of declaration or notice such dividend or redemption payment would have complied with the provisions of the Indenture;

(2)

the making of any Restricted Payment in exchange for, or out of the net cash proceeds from the sale (other than to a Subsidiary of SBA Communications) of, Equity Interests of SBA Communications (other than any Disqualified Stock);

(3)	the defeasance, redemption, repurchase, or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)

the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of SBA Communications to the Holders of such Restricted Subsidiary’s Equity Interests so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, SBA Communications or a Restricted Subsidiary receives at least the lesser of (i) its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities or (ii) the amount of such dividend or distribution provided for in the Restricted Subsidiary’s organizational documents;

(5)

the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of SBA Communications or any Restricted Subsidiary of SBA Communications held by any member of SBA Communications’ (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement, restricted stock arrangement, or stock option or similar agreement in effect as of the Issue Date; provided that the aggregate price paid for all of the repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (5) may not exceed $35.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to the succeeding fiscal year);

(6)	other Restricted Payments in an aggregate amount not to exceed $200.0 million; and

(7)

cash payments, in lieu of fractional shares issuable as dividends on Equity Interests of SBA Communications or its Restricted Subsidiaries in an amount, when taken together with all other cash payments made pursuant to this clause (7) since the issuance of the notes, not to exceed $1.0 million.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (7) above or is permitted pursuant to the first or second paragraphs of this covenant, SBA Communications will be entitled, in its sole discretion, to classify on the date of payment, or later reclassify, in whole or in part such Restricted Payment in any manner that complies with this covenant so long as the Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable category as of the date of such reclassification.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by SBA Communications or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any property, assets or Investments required by this covenant to be valued will be valued by the board of directors of SBA Communications or the applicable Restricted Subsidiary that is making the Restricted Payment, as the case may be, and shall be delivered to the trustee.

As set forth below under “—Certain Definitions—Unrestricted Subsidiary,” the board of directors of SBA Communications may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by SBA Communications and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Incurrence of Indebtedness and Issuance of Preferred Stock

SBA Communications will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and SBA Communications will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that SBA Communications may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and SBA Communications’ Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock if, in each case, the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio at the time of incurrence of the Indebtedness or the issuance of the Disqualified Stock or preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds from such incurrence or issuance as if the same had occurred at the beginning of the most recently ended fiscal quarter of SBA Communications for which internal financial statements are available, would have been no greater than 9.5 to 1.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, “Permitted Debt”):

(1)

the incurrence by SBA Communications or any of its Restricted Subsidiaries of Indebtedness under the Revolving Credit Facility in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of SBA Communications and its Restricted Subsidiaries thereunder) at any time outstanding not to exceed $275.0 million;

(2)	the incurrence by SBA Communications or its Restricted Subsidiaries of the Existing Indebtedness (other than Indebtedness described in clauses (1) and (4) of this paragraph);

(3)	the incurrence by SBA Communications of the Indebtedness represented by the notes to be issued on the Issue Date (other than additional notes) and the Exchange Notes issued in exchange therefor;

(4)

the incurrence by SBA Communications or any of its Restricted Subsidiaries of Indebtedness since the Issue Date represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of SBA Communications or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred by SBA Communications and its Restricted Subsidiaries (measured at the time of such incurrence) pursuant to this clause (4), not to exceed the greater of (a) $75.0 million and (b) 2.0% of Consolidated Net Tangible Assets;

(5)

the incurrence by SBA Communications or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness of SBA Communications or any of its Restricted Subsidiaries or Disqualified Stock of SBA Communications (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), this clause (5) or clause (9) of this paragraph;

(6)

the incurrence by SBA Communications or any of its Restricted Subsidiaries of intercompany Indebtedness between or among SBA Communications and any of its Restricted Subsidiaries; provided, however, that if SBA Communications is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes and that:

(A)	any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than SBA Communications or a Restricted Subsidiary; and

(B)	any sale or other transfer of any such Indebtedness to a Person that is not either SBA Communications or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an incurrence of the Indebtedness by SBA Communications or the Restricted Subsidiary, as the case may be;

(7)

the incurrence by SBA Communications or any of its Restricted Subsidiaries of Indebtedness arising under Hedging Obligations, provided that such Hedging Obligations were incurred for the purpose of fixing or hedging (i) interest rate risk, (ii) currency exchange risk or (iii) equity rate risk associated with SBA’s Class A common stock, and, in all cases, not for speculative purposes;

(8)

the guarantee by SBA Communications or any of its Restricted Subsidiaries of Indebtedness of SBA Communications or a Restricted Subsidiary of SBA Communications that was permitted to be incurred by another provision of the Indenture;

(9)

the incurrence or assumption of Acquired Debt of (x) SBA Communications or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by SBA Communications or any Restricted Subsidiary or merged into SBA Communications or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that, in the case of any incurrence pursuant to this clause (9), as a result of such acquisition by SBA Communications or one of its Restricted Subsidiaries, the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio at the time of incurrence of such Acquired Debt, after giving pro forma effect to such incurrence as if the same had occurred at the beginning of the most recently ended fiscal quarter of SBA Communications for which internal financial statements are available and (x) removing the financial results that would otherwise be included in such calculations in respect of any Property Disposed of after such date and on or prior to the date of making such acquisition and (y) including the financial results that would otherwise be excluded in such calculations in respect of any Property acquired after such date and on or prior to the date of making such acquisition, would have been either (i) no greater than 9.5 to 1 or (ii) less than the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio for the same period without giving pro forma effect to such incurrence;

(10)

Indebtedness owed to credit card companies which are used to pay operating expenses associated with Towers and the Services Business and letters of credit to secure such Indebtedness in each case incurred in the ordinary course of business;

(11)

the incurrence by SBA Communications or any of its Restricted Subsidiaries of any Indebtedness in respect of (A) performance bonds, bankers’ acceptances, letters of credit, surety or appeal bonds or similar instruments provided by SBA Communications or any Restricted Subsidiary in the ordinary course of business, (B) the financing of insurance premiums in the ordinary course of business or (C) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which SBA Communications or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(12)

the incurrence by SBA Communications or any of its Restricted Subsidiaries of any Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of its incurrence;

(13)

the incurrence by SBA Communications or any of its Restricted Subsidiaries of any Indebtedness consisting of indemnification, adjustment of purchase price, earn-out or similar obligations of SBA Communications or any Restricted Subsidiary, in each case incurred in connection with the acquisition or disposition of any assets, business or Person by SBA Communications or any Restricted Subsidiary;

(14)	the incurrence by SBA Communications or any of its Restricted Subsidiaries of any Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisers and licensees;

(15)

the incurrence by Foreign Subsidiaries which have been designated Restricted Subsidiaries of additional Indebtedness, the proceeds of which are used for ordinary course business purposes, in an aggregate principal amount, at any time outstanding, not to exceed the greater of (x) $100.0 million and (y) 1.0% of Consolidated Net Tangible Assets;

(16)

the incurrence by a joint venture since the issue date of additional Indebtedness or the guarantee by SBA Communications or another Restricted Subsidiary of the same in an aggregate principal amount, taken together with all other Indebtedness incurred pursuant to this clause (16), at any time outstanding not to exceed $5.0 million, provided, however, that such Indebtedness incurred pursuant to this clause (16) will be subordinated in right of payment to the notes; and

(17)

the incurrence by SBA Communications or any of its Restricted Subsidiaries since the Issue Date of additional Indebtedness and/or the issuance by SBA Communications of Disqualified Stock in an aggregate principal amount, accreted value or liquidation preference, as applicable, taken together with all other Indebtedness incurred pursuant to this clause (17), at any time outstanding, not to exceed $75.0 million.

The Indenture also provides that SBA Communications will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of SBA Communications unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of SBA Communications will be deemed to be contractually subordinated in right of payment to any other indebtedness of SBA Communications solely by virtue of being unsecured.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above or is entitled to be incurred pursuant to the first paragraph of this covenant, SBA Communications will, in its sole discretion, classify (or later reclassify in whole or in part) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

In addition, for purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based upon the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding the foregoing, the maximum amount of Indebtedness that SBA Communications may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based upon the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

SBA Communications will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset or property (including Equity Interests of Restricted Subsidiaries of SBA Communications) directly held by SBA Communications or any Restricted Subsidiary now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, without providing that the notes shall be secured equally and ratably with (or senior in priority with respect to subordinated obligations) the obligations so secured for so long as such obligations are so secured.

Dividend and Other Payment Restrictions Affecting Subsidiaries

SBA Communications will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)

pay dividends or make any other distributions to SBA Communications on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to the common stock shall not be deemed a restriction on the ability to make dividends on the Capital Stock);

(2)

pay any indebtedness owed to any Restricted Subsidiary (it being understood that the subordination of loans or advances by SBA Communications or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances);

(3)	make loans or advances to any Restricted Subsidiary; or

(4)	transfer any of its properties or assets to any Restricted Subsidiary.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)

Existing Indebtedness as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that either (i) such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Existing Indebtedness as in effect on the Issue Date or (ii) SBA Communications or the Restricted Subsidiary incurring the debt, as the case may be, determines that any such encumbrance or restriction will not materially affect SBA Communications’ ability to pay interest or principal, when due, on the notes (which determination shall be made in the good faith judgment of the board of directors of SBA Communications or the applicable Restricted Subsidiary incurring such Indebtedness, as the case may be);

(2)

Indebtedness of any Restricted Subsidiary under any Credit Facility that is permitted to be incurred or outstanding pursuant to the covenant under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that such Credit Facility and Indebtedness contain only such encumbrances and restrictions on such Restricted Subsidiary’s ability to engage in the activities set forth in clauses (1) through (4) of the preceding paragraph as are, at the time such Credit Facility is entered into or amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced, ordinary and customary for a Credit Facility of that type as determined in the good faith judgment of the board of directors of SBA Communications or the applicable Restricted Subsidiary incurring such Indebtedness, as the case may be;

(3)

encumbrances and restrictions applicable to any Unrestricted Subsidiary, as the same are in effect as of the date on which the Subsidiary becomes a Restricted Subsidiary, and as the same may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to the dividend and other payment restrictions than those contained in the applicable series of Indebtedness of such Subsidiary as in effect on the date on which such Subsidiary becomes a Restricted Subsidiary;

(4)

any Indebtedness incurred in compliance with the covenant under the heading “— Incurrence of Indebtedness and Issuance of Preferred Stock” or any agreement pursuant to which such Indebtedness is issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in the Indebtedness or agreement and the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined by SBA Communications) and SBA Communications determines that any such encumbrance or restriction will not materially affect SBA Communications’ ability to pay interest or principal on the notes;

(5)	the Indenture governing the notes (including the Exchange Notes);

(6)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(7)

any instrument governing Indebtedness or Capital Stock of a Person acquired by SBA Communications or any of its Restricted Subsidiaries as in effect at the time that Person is acquired by SBA Communications (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the Indenture to be incurred, and provided further that any such encumbrance or restriction shall not extend to any assets or property of SBA Communications or any other Restricted Subsidiary other than the assets and property so acquired;

(8)	customary non-assignment provisions in leases, licenses, easements or similar arrangements entered into in the ordinary course of business;

(9)

purchase money obligations for property acquired in the ordinary course of business of the nature described in clause (4) in the second paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” on the property so acquired or under Excluded Capital Lease Obligations with respect to the property subject thereto;

(10)	any agreement for the sale of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale;

(11)

Permitted Refinancing Indebtedness, provided that either (i) the restrictions contained in the agreements governing the Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced or (ii) SBA Communications determines that any such encumbrance or restriction will not materially affect SBA Communications’ ability to pay interest or principal, when due, on the notes (which determination shall be made in the good faith judgment of the board of directors of SBA Communications or of the applicable Restricted Subsidiary incurring the Indebtedness, as the case may be);

(12)	Liens permitted to be incurred pursuant to the provisions of the covenant described under the caption “—Liens” that limit the right of the debtor to transfer the assets subject to such Liens;

(13)	customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements or arrangements;

(14)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(15)

Indebtedness permitted to be incurred pursuant to clause (15) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided, that SBA Communications determines that any such encumbrance or restriction will not materially affect SBA Communications’ ability to pay interest or principal, when due, on the notes (which determination shall be made in the good faith judgment of the board of directors of SBA Communications or of the applicable Restricted Subsidiary incurring the Indebtedness, as the case may be).

Each determination required to be made by the board of directors of SBA Communications or of the applicable Restricted Subsidiary incurring the Indebtedness, as the case may be, pursuant to clauses (1), (2), (11) and (15) above shall be evidenced in a resolution of such board of directors and each such determination shall be conclusively binding on SBA Communications, each Restricted Subsidiary, and each Holder.

Merger, Consolidation or Sale of Assets

SBA Communications may not:

(1)	consolidate or merge with or into (whether or not SBA Communications is the surviving corporation) another corporation, Person or entity; or

(2)

sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another corporation, Person or entity, unless, in either such case:

(a)	either:

(A)	SBA Communications is the surviving corporation; or

(B)

the entity or the Person formed by or surviving any such consolidation or merger (if other than SBA Communications) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person (which, if not a corporation, includes a corporate co-issuer) organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)

the entity or Person formed by or surviving any such consolidation or merger (if other than SBA Communications) or the entity or Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of SBA Communications under the notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

(c)	immediately after such transaction no Default exists or Event of Default shall have occurred and be continuing;

(d)	except in the case of:

(A)	a merger of SBA Communications with or into a Wholly Owned Restricted Subsidiary of SBA Communications; and

(B)	a merger entered into solely for the purpose of reincorporating SBA Communications in another jurisdiction:

(x)

in the case of a merger or consolidation in which SBA Communications is the surviving corporation, the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if the transaction had occurred at the beginning of the most recently ended fiscal quarter of SBA Communications for which internal financial statements are available for income statement purposes, would have been (i) no greater than 9.5 to 1 or (ii) less than the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio for the same period without giving pro forma effect to such transaction; or

(y)

in the case of any other such transaction, the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio of the entity or Person formed by or surviving any such consolidation or merger (if other than SBA Communications), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made, at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if such transaction had occurred at the beginning of the most recently ended fiscal quarter of such entity or Person for which internal financial statements are available for income statement purposes, would have been (i) no greater than 9.5 to 1 or (ii) less than the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio for

the same period without giving pro forma effect to such transaction; provided that for purposes of determining the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio of any entity or Person for purposes of this clause (y) the entity or Person will be substituted for SBA Communications in the definition of Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio and the defined terms included therein under the caption “Certain Definitions;” and

(e)

SBA Communications shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Transactions with Affiliates

SBA Communications will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of SBA Communications involving aggregate payments of consideration in excess of $10.0 million (each of the foregoing, an “Affiliate Transaction”), unless:

(1)

such Affiliate Transaction is on terms that are no less favorable to SBA Communications or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by SBA Communications or such Restricted Subsidiary with an unrelated Person;

(2)

a majority of the disinterested members of the board of directors of SBA Communications or of the Restricted Subsidiary entering into the Affiliate Transaction, as the case may be, approve the transaction; and

(3)

SBA Communications delivers to the trustee an officer’s certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved as required by clause (2) above.

Notwithstanding the foregoing, the following items will not be deemed to be Affiliate Transactions:

(1)

any employment arrangements with any executive officer of SBA Communications or a Restricted Subsidiary that is entered into by SBA Communications or any of its Restricted Subsidiaries in the ordinary course of business and consistent with compensation arrangements of similarly situated executive officers at comparable companies engaged in Permitted Businesses;

(2)	transactions between or among SBA Communications and/or its Restricted Subsidiaries;

(3)	payment of reasonable and customary directors fees;

(4)

Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments” or are permitted pursuant to the definition of Permitted Investments and loans or advances to employees made in the ordinary course of business and consistent with past practices;

(5)	the issuance or sale of Equity Interests (other than Disqualified Stock) of SBA Communications;

(6)

payments of customary fees by SBA Communications or any of its Restricted Subsidiaries to any independent investment bank or Affiliate of an independent investment bank made for any corporate advisory services or financial advisory, financing, underwriting or placement services or in respect of other investment banking activities including, without limitation, in connection with acquisitions or divestitures, which are approved by a majority of SBA Communications’ board of directors in good faith;

(7)

transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of SBA Communications and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of SBA Communications, such transactions are on terms that are no less favorable to SBA Communications or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by SBA Communications or such Restricted Subsidiary with an unrelated Person; and

(8)

any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date).

Sale and Leaseback Transactions

SBA Communications will not enter into any sale and leaseback transaction with any Person in respect of any real or personal property which has been or is to be sold or transferred by SBA Communications to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of SBA Communications; provided that SBA Communications may enter into a sale and leaseback transaction if:

(1)	SBA Communications could have:

(a)

incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(b)	incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;” and

(2)

the transfer of assets in the sale and leaseback transaction is permitted by, and SBA Communications applies the proceeds of such transaction in compliance with, the covenant described above under the caption “Repurchase at the Option of Holders— Asset Sales.”

Limitation on Issuances of Guarantees of Indebtedness

SBA Communications will not permit any Restricted Subsidiary, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of SBA Communications unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of or pledge to secure such other Indebtedness.

Notwithstanding the foregoing, any Guarantee by a Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person other than a Subsidiary of SBA Communications, of all of SBA Communications’ stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture.

Business Activities

SBA Communications will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to SBA Communications and its Subsidiaries taken as a whole.

Reports

The Indenture provides that notwithstanding that SBA Communications may not be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, so long as any notes are outstanding, SBA Communications will file with the SEC or furnish to the holders of the notes or cause the trustee to furnish to the holders of the notes, within the time periods (including any extensions thereof) specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if SBA Communications were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if SBA Communications were required to file such reports;

provided, however, that SBA Communications shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event SBA Communications will make available such information to prospective purchasers of the notes, in addition to providing such information to the trustee and the holder, in each case within 15 days after the time SBA Communications would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In addition, to the extent not satisfied by the foregoing, SBA Communications agrees that, for so long as any notes remain outstanding, it will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following when used in the Indenture with respect to the notes constitutes an “Event of Default” under the Indenture with respect to the notes:

(1)	default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to the notes;

(2)	default in payment when due of the principal of or premium, if any, on the notes;

(3)

failure by SBA Communications or any of the Restricted Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” or failure by SBA Communications to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the Indenture applicable to the offers;

(4)

failure by SBA Communications or any of the Restricted Subsidiaries to perform any other covenant in the Indenture, other than a covenant specified in clauses (1), (2) or (3) above, that continues for 60 days (or 120 days in the case of a failure to comply with the reporting obligations described under the caption “—Certain Covenants— Reports”) after notice to comply;

(5)

default under any Indebtedness for money borrowed by SBA Communications or any of its Significant Subsidiaries, or the payment of which is guaranteed by SBA Communications or any of its Significant Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default

(a)

is caused by a failure to pay principal of or premium, if any, interest on, if any, or Additional Interest, if any, with respect to the Indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of the default (a “Payment Default”); or

(b)

results in the acceleration of the Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6)

failure by SBA Communications or any of its Significant Subsidiaries to pay final judgments aggregating (net of amounts covered by insurance policies) in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

(7)	certain events of bankruptcy or insolvency described in the Indenture with respect to SBA Communications or any of its Restricted Subsidiaries.

However, a Default under clause (4) above will not constitute an Event of Default until the trustee under the Indenture or the Holders of 25% in principal amount of the outstanding notes notify SBA Communications of the Default and SBA Communications does not cure such Default within the time specified after receipt of such notice.

If any Event of Default occurs and is continuing, the trustee under the Indenture or the Holders of at least 25% in principal amount of the then outstanding notes and the trustee may, and the trustee at the request of such holders shall, declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to SBA Communications, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee under the Indenture in its exercise of any trust or power.

An Event of Default for a particular series of notes does not necessarily constitute a default of any other notes that may be issued under the Indenture.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee under the Indenture may on behalf of the Holders of all notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or Additional Interest, if any, with respect to, or the principal of, the notes.

The Indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, interest on, if any, or Additional Interest, if any, with respect to any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, SBA Communications is required to deliver to the trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred with respect to any notes during the previous year. SBA Communications is also required to deliver to the trustee, promptly after the occurrence thereof, written notice of any event that would constitute a Default, the status thereof and what action SBA Communications is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of SBA Communications, as such, shall have any liability for any obligations of SBA Communications under the notes, the Indenture, or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

SBA Communications may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes outstanding (“Legal Defeasance”) except for:

(1)

the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on, or Additional Interest, if any, with respect to the notes when such payments are due from the trust referred to below;

(2)

SBA Communications’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee and SBA Communications’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, SBA Communications may, at its option and at any time, elect to have its obligations with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) released and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events described under “Events of Default and Remedies,” but not including nonpayment and bankruptcy, receivership, rehabilitation and insolvency events, will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

(1)

SBA Communications must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest, and Additional Interest, if any, on outstanding notes to the stated maturity or redemption date, as the case may be, and SBA Communications must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)

in the case of Legal Defeasance, SBA Communications shall have delivered to the trustee under the Indenture an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(a)	SBA Communications has received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling; or

(b)

since the Issue Date, there has been a change in the applicable federal income tax law; in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, SBA Communications shall have delivered to the trustee under the Indenture an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the Holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing either:

(a)	on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or

(b)	insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)

such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the Indenture, to which SBA Communications or any of its Restricted Subsidiaries is a party or by which SBA Communications or any of its Restricted Subsidiaries is bound;

(6)

SBA Communications must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)

SBA Communications must deliver to the trustee under the Indenture an officers’ certificate stating that the deposit was not made with the intent of preferring the Holders of one or more classes of notes over the other creditors of SBA Communications with the intent of defeating, hindering, delaying or defrauding creditors of SBA Communications or others; and

(8)

SBA Communications must deliver to the trustee under the Indenture an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as described in the two paragraphs below, the Holders of a majority in principal amount of the notes outstanding can, with respect to the notes then outstanding:

(1)	consent to any amendment or supplement to the Indenture with respect to the notes; and

(2)	waive any existing default under, or the compliance with any provisions of, the Indenture or the notes.

Consents and waivers obtained in connection with a purchase of, or tender offer or exchange offer for, the notes shall be included for purposes of the previous sentence.

Without the consent of each Holder of the notes, an amendment or waiver with respect to any notes held by a non-consenting Holder of such notes may not:

(1)	reduce the principal amount of the notes;

(2)

change the fixed maturity of the notes or alter the provisions with respect to the redemption of the notes (except by consent of the Holders of a majority in principal amount of the notes outstanding any required repurchase in connection with an Asset Sale Offer or Change of Control Offer of the notes);

(3)	reduce the rate or change the method of calculating the interest rate of or extend the time for payment of interest on the notes;

(4)

waive a Default or Event of Default in the payment of principal of or premium with respect to the notes, if any, or interest on, or Additional Interest, if any, with respect to the notes, excluding a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of such notes and a waiver of the payment default that resulted from such acceleration;

(5)	make the notes payable in money other than that stated in the notes;

(6)

make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of any notes to receive payments of principal of or premium, if any, or interest on, or Additional Interest, if any, with respect to the notes;

(7)

waive a redemption payment (except a waiver by the Holders of a majority in principal amount of the notes outstanding of payment upon a required repurchase in connection with an Asset Sale Offer or Change of Control Offer) with respect to the notes; or

(8)	make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any Holder of the notes, SBA Communications and the trustee may amend or supplement the Indenture or the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for uncertificated notes in addition to or in place of certificated notes;

(3)	provide for the assumption by a successor corporation of SBA Communications’ obligations to Holders of notes in the case of a merger or consolidation of SBA Communications;

(4)

make any change that would provide any additional rights or benefits to the Holders of the notes or that does not adversely affect the legal rights of any notes under the Indenture in any material respect;

(5)	comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; or

(6)

conform the text of the Indenture or the notes to any provision of this Description of Notes to the extent that such provision in such Description of Notes was intended to be a recitation of a provision of the Indenture or the notes.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the trustee, should it become a creditor of SBA Communications, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the Indenture with respect to the notes, subject to certain exceptions. The Indenture provides that if an Event of Default occurs and is not cured with respect to the notes, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless that Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to SBA Communications Corporation, 8051 Congress Avenue, Boca Raton, FL 33487, Attention: Chief Financial Officer.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2013-2C Tower Securities” means the $575.0 million of Secured Tower Revenue Securities Series 2013-2, Subclass C, issued on April 18, 2013 by the Tower Trust.

“2014-2C Tower Securities” means the $620.0 million of Secured Tower Revenue Securities Series 2014-2, Subclass C, issued on October 15, 2014 by the Tower Trust.

“2017-1C Tower Securities” means the $760.0 million of Secured Tower Revenue Securities Series 2017-1, Subclass C, issued on April 17, 2017 by the Tower Trust.

“2018 Term Loan” means the senior secured term loans, in an initial aggregate principal amount of $2.4 billion, borrowed by SBA Senior Finance II under the Senior Credit Agreement.

“2018-1C Tower Securities” means the $640.0 million of Secured Tower Revenue Securities Series 2018-1, Subclass C, issued on March 9, 2018 by the Tower Trust.

“2019-1C Tower Securities” means the $1,165.0 million of Secured Tower Revenue Securities Series 2019-1, Subclass C, issued on September 13, 2019 by the Tower Trust.

“2020-1C Tower Securities” means the $750.0 million of Secured Tower Revenue Securities Series 2020-1, Subclass C, issued on July 14, 2020 by the Tower Trust.

“2020-2C Tower Securities” means the $600.0 million of Secured Tower Revenue Securities Series 2020-2, Subclass C, issued on July 14, 2020 by the Tower Trust.

“2016 Notes” means the 4.875% Senior Notes due 2024 issued by SBA Communications Corporation.

“2017 Notes” means the 4.000% Senior Notes due 2022 issued by SBA Communications Corporation.

“2020 Notes” means the 3.875% Senior Notes due 2027 issued by SBA Communications Corporation.

“Acceptable Commitment” has the meaning set forth under the caption “Repurchase at the Option of Holders—Asset Sales.”

“Acquired Debt” means, with respect to any specified Person:

(1)

Indebtedness of such Person or any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person or in connection with the acquisition of the assets of such Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person or such Person acquiring assets; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement related to the notes dated as of the Issue Date, between SBA Communications and the initial purchasers.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Annualized Consolidated Adjusted EBITDA” for any fiscal quarter means Consolidated Adjusted EBITDA for the most recently ended quarter for which internal financial statements are available multiplied by four.

“Asset Sale” means:

(1)

the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of SBA Communications and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “Repurchase at the Option of Holders—Change of Control Triggering Event” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)

the issue or sale by SBA Communications or any of its Restricted Subsidiaries of Equity Interests of any of SBA’s Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than SBA Communications or a Restricted Subsidiary), in the case of either clause (1) or this clause (2), whether in a single transaction or a series of related transactions:

(a)	that have a fair market value in excess of $10.0 million; or

(b)	for net proceeds in excess of $10.0 million.

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

(1)	a transfer of assets by SBA Communications to a Restricted Subsidiary or by a Restricted Subsidiary to SBA Communications or to another Restricted Subsidiary;

(2)	an issuance of Equity Interests by a Subsidiary to SBA Communications or to another Restricted Subsidiary;

(3)

a transfer or issuance of Equity Interests of an Unrestricted Subsidiary to an Unrestricted Subsidiary; provided, however, that such transfer or issuance does not result in a decrease in the percentage of ownership of the voting securities of such transferee Unrestricted Subsidiary that are collectively held by SBA Communications and its Subsidiaries;

(4)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(5)	the sale of inventory and/or grants of leases or licenses in the ordinary course of business;

(6)	disposals of Cash Equivalents, or Investment Securities in the ordinary course of business;

(7)

any disposition of property or equipment that has become damaged, worn out or obsolete or that is no longer useful in the conduct of the business of SBA Communications and its Restricted Subsidiaries disposed of in the ordinary course of business;

(8)	dispositions in connection with the foreclosure of any Lien not prohibited by the Indenture;

(9)	licenses or sublicenses of intellectual property;

(10)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(11)

any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets (including, without limitation, sales of accounts receivable to collection agencies), or exercise of termination rights under any lease, license, concession or other agreement.

“Asset Sale Offer” has the meaning set forth above under the caption “Repurchase at the Option of Holders—Asset Sales.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of Interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would be required to be capitalized on a balance sheet in accordance with GAAP; provided that any such liability of SBA Communications or its Subsidiaries that is not required to be reflected on the consolidated balance sheet of SBA Communications in accordance with GAAP, but is subsequently recharacterized as capital lease obligation due to a change in accounting treatment, shall for all purposes under the Indenture (including, without limitation, the calculation of Consolidated Interest Expense, Consolidated Net Income and Consolidated Adjusted EBITDA) not be treated as Capital Lease Obligation or Indebtedness.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)

securities issued or directly and fully guaranteed or insured by the United States government, or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(2)

certificates of deposit and euro dollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson BankWatch Rating of “B” or better;

(3)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4)	commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within twelve months after the date of acquisition; and

(5)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)

the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of SBA Communications and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of SBA Communications; or

(3)

SBA Communications becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the voting power of the Voting Stock of SBA Communications; provided that a transaction in which SBA Communications becomes a Subsidiary of another Person shall not constitute a Change of Control if (a) holders of Capital Stock of SBA Communications immediately prior to such transaction “beneficially own”, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Stock of such other Person of whom SBA Communications is a Subsidiary immediately following such transaction and (b) immediately following such transaction no “person” other than such other Person, “beneficially owns”, directly or indirectly, more than 50% of the voting power of the Voting Stock of SBA Communications.

“Change of Control Offer” has the meaning set forth above under the caption “Repurchase at the Option of Holders—Change of Control Triggering Event.”

“Change of Control Payment” has the meaning set forth above under the caption “Repurchase at the Option of Holders—Change of Control Triggering Event.”

“Change of Control Payment Date” has the meaning set forth above under the caption “Repurchase at the Option of Holders—Change of Control Triggering Event.”

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Consolidated Adjusted EBITDA” for any period means Consolidated Net Income for such period plus, to the extent such item was deducted in calculating such Consolidated Net Income, without duplication, the sum of:

(1)	provision for taxes based on income, profits or capital of SBA Communications and its Restricted Subsidiaries for such period, including franchise and similar taxes and foreign withholding taxes, plus

(2)

Consolidated Interest Expense of SBA Communications and its Restricted Subsidiaries for such period determined in accordance with GAAP, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest expense, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, amortization of gain or loss from previously settled Hedge Agreements and net payments (if any) pursuant to Hedge Agreements), plus

(3)

all preferred stock dividends paid or accrued in respect of SBA Communications’ and its Restricted Subsidiaries’ preferred stock to Persons other than SBA Communications or a wholly owned Subsidiary of SBA Communications other than preferred stock dividends paid by SBA Communications in shares of preferred stock that is not Disqualified Stock, plus

(4)

depreciation, accretion, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses, including non-cash compensation and non- cash ground lease expense, (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of SBA Communications and its Restricted Subsidiaries for such period, plus

(5)	any reasonable expenses and charges related to any Permitted Investment, acquisition or disposition permitted under the Indenture (in each case, whether or not successful), plus

(6)	restructuring charges of such Person and its Restricted Subsidiaries, plus

(7)	net loss on early retirement of debt, plus

(8)	asset impairment expense, plus

(9)	acquisition related expenses of SBA Communications and its Restricted Subsidiaries which, in accordance with GAAP, are expensed and included within operating expenses, minus

(10)

non-cash items increasing such Consolidated Net Income for such period (excluding any such non-cash items to the extent that it represents an accrual of or reserve for cash expenses in any future period), including but not limited to non-cash straight-line leasing revenue, minus

(11)	interest income of SBA Communications and its Restricted Subsidiaries for such period, minus

(12)	net gains on early retirement of debt,

in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by SBA Communications or any Restricted Subsidiary from the beginning of such period through and including the date on which Consolidated Adjusted EBITDA is determined (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such period. For purposes of making the computation referred to above, (A) acquisitions that have been made by SBA Communications or any Restricted Subsidiary, including through mergers or consolidations and including any related financing transactions, during such period or subsequent to such period and on or prior to such date of determination shall be deemed to have occurred on the first day of such period, (B) the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to such date of determination, shall be excluded and (C) any such pro forma calculation may include adjustments appropriate, in the reasonable determination of SBA Communications, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition; provided that the aggregate amount of projected operating expense reductions, operating improvements and synergies included in any such pro forma calculation shall not exceed $10.0 million for any quarter.

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination.

“Consolidated Indebtedness” means, as of any date of determination, the aggregate of the following, on a consolidated basis:

(1)	the total amount of Indebtedness of SBA Communications and its Restricted Subsidiaries; plus

(2)	the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by SBA Communications or one or more of its Restricted Subsidiaries; plus

(3)	the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person.

Consolidated Indebtedness shall not include Indebtedness of SBA Communications or any Restricted Subsidiary that is purchased, in tender offers, open market purchases or privately negotiated transactions, by SBA Communications or a Restricted Subsidiary (which, for the avoidance of doubt, shall not include Acquired Debt) and which is to be held by SBA Communications or a Restricted Subsidiary to redemption or maturity of such Indebtedness.

“Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio” means, as of the date of determination, the ratio of:

(1)	Consolidated Indebtedness on such date to

(2)	Annualized Consolidated Adjusted EBITDA as of such date.

“Consolidated Interest Expense” for any period means the total interest expense of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” for any period means the aggregate of the Net Income of SBA Communications and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, the Net Income of any Person that is accounted for by the equity method of accounting shall be excluded, except that such Net Income shall be included but only to the extent of the amount of dividends or distributions paid in cash to SBA Communications or a Restricted Subsidiary thereof.

“Consolidated Net Tangible Assets” means, as of any date of determination, the consolidated total assets of SBA Communications and its Restricted Subsidiaries determined in accordance with GAAP as of the end of SBA Communications’ most recent fiscal quarter for which internal financial statements are available, less the sum of (1) all current liabilities and (2) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

“Covenant Defeasance” has the meaning set forth above under the caption “Legal Defeasance and Covenant Defeasance.”

“Credit Facilities” means, with respect to SBA Communications or any Restricted Subsidiary, one or more debt facilities, including the agreements governing our Revolving Credit Facility or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances and other similar obligations or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, replacements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by SBA Communications or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officer’s certificate setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of or collection on such Designated Noncash Consideration.

“Development Loan” means financing provided by SBA Communications or a Restricted Subsidiary of SBA Communications to a third party to fund the construction of Towers where SBA Communications or the Restricted Subsidiary has been granted the right of first refusal, option or similar arrangement to acquire or use such Towers.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require SBA Communications to repurchase such Capital Stock upon the occurrence of a Change of Control Triggering Event or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that SBA Communications may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption “—Certain Covenants—Restricted Payments;”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private primary offering for cash of common stock of SBA Communications (other than public offerings of common stock registered on Form S-8 or any successor form and other than an issuance to a Subsidiary).

“Excess Proceeds” has the meaning set forth above under the caption “Repurchase at the Option of Holders—Asset Sales.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the notes offered in an exchange offer pursuant to the Registration Rights Agreement.

“Excluded Capital Lease Obligations” shall mean Capital Lease Obligations (or obligations pursuant to consolidated variable interest entities accounting that would otherwise be reflected as a liability) in respect of interests in real property on which cell towers of SBA Communications or a Subsidiary of SBA Communications are located in an aggregate principal amount not to exceed $50.0 million at any time outstanding.

“Existing Indebtedness” means Indebtedness of SBA Communications and its Restricted Subsidiaries in existence, and in such amount as is outstanding, on the Issue Date.

“Foreign Subsidiary” means (a) any Subsidiary of SBA Communications that is not organized or existing under the laws of the United States of America or any State thereof or the District of Columbia, and any Subsidiary of such Subsidiary and (b) any Subsidiary of SBA Communications that has no material assets other than Capital Stock of one or more Foreign Subsidiaries (or Subsidiaries thereof).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as such are in effect on the Issue Date.

“Government Securities” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Hedge Agreements” means, with respect to any Person, all interest rate swaps, caps or collar agreements or similar arrangements entered into by such Person designed to protect such Person against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreements.

“Holder” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any Person (on any date of determination, without duplication), any indebtedness of such Person (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances, (ii) representing Capital Lease Obligations (other than Excluded Capital Lease Obligations), (iii) in respect of the balance deferred and unpaid of the purchase price of any property or (iv) representing any Hedging Obligations, but solely to the extent of any payment that has become due and payable, except in each case, (a) any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) any deferred purchase consideration or earn-out obligation, to the extent reflected as a liability on the balance sheet of such Person in accordance with GAAP, (c) all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and (d) to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations described above; provided that, in the case of any Indebtedness issued with original issue discount, the amount of such Indebtedness will be the accreted value thereof.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If SBA Communications or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of SBA Communications or a Restricted Subsidiary issues any of its Equity Interests such that, in each case, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, SBA Communications shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Investment Securities” means, with respect to any Person, all Investments that are held for sale.

“Issue Date” means January 29, 2021, the date on which the 2021 Senior Notes were originally issued under the Indenture.

“Legal Defeasance” has the meaning set forth above under the caption “Legal Defeasance and Covenant Defeasance.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” with respect to any Person for any fiscal quarter means the net income (loss) of such Person for such period, determined in accordance with GAAP, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale outside the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the write off of any deferred financing fees or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries, (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss and (iii) the cumulative effect of a change in accounting principles.

“Net Proceeds” means the aggregate cash proceeds received by SBA Communications or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)

the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof;

(2)	taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)

amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) or Excluded Capital Lease Obligations secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(4)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;

(5)

the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by SBA Communications or any Restricted Subsidiary after such Asset Sale; and

(6)

without duplication, any reserves that the board of directors of SBA Communications or of the applicable Restricted Subsidiary entering into the Asset Sale, as the case may be, determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments;

provided that in the case of any reversal of any reserve referred to in clause (5) or (6) above, the amount so reversed shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

“Payment Default” has the meaning set forth above under the caption “Events of Default and Remedies.”

“Permitted Business” means any business conducted by SBA Communications and its Restricted Subsidiaries on the Issue Date and any other business reasonably related, ancillary or complementary to any such business.

“Permitted Investment” means:

(1)	any Investment in SBA Communications or in a Restricted Subsidiary of SBA Communications;

(2)	any Investment in cash and Cash Equivalents;

(3)	any Investment by SBA Communications or any Restricted Subsidiary of SBA Communications in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)

such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, SBA Communications or a Restricted Subsidiary of SBA Communications;

and, in the case of (b), any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such merger, consolidation, amalgamation or transfer;

(4)

any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for, or out of the proceeds of, the issuance of Equity Interests (other than Disqualified Stock) of SBA Communications;

(6)	receivables created in the ordinary course of business;

(7)

loans or advances to employees made in the ordinary course of business since the Issue Date not to exceed $5.0 million at any time outstanding (loans and advances that are forgiven shall continue to be deemed outstanding);

(8)	securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business;

(9)	Investments since the Issue Date of up to an aggregate of $100.0 million outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value);

(10)

other Investments in Permitted Businesses since the Issue Date not to exceed an amount equal to $10.0 million plus 2.5% of SBA Communications’ Consolidated Net Tangible Assets at any time outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value);

(11)

stock, obligations, securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, SBA Communications or any Restricted Subsidiary, in satisfaction of judgments, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(12)	Hedging Obligations permitted under clause (7) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(13)

pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Liens;”

(14)	Guarantees issued in accordance with the covenant described under “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(15)

any Investment deemed to result from variable interest entities accounting in respect of lease payments made with respect to interests in real property on which cell towers of SBA Communications or a Subsidiary of SBA Communications are located;

(16)

any Investment by SBA Communications or any Restricted Subsidiary of SBA Communications in a Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investment existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(17)

Investments in joint ventures of SBA Communications or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments (each valued at the time made, without giving effect to subsequent changes in value) made pursuant to this clause (17) that are at the time outstanding, not to exceed the greater of $150 million and 5.0% of the Consolidated Net Tangible Assets;

(18)	Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(19)	Development Loans provided to third parties.

“Permitted	Liens” means:

(1)	Liens existing on the Issue Date;

(2)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(3)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(4)	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security or similar legislation;

(5)

deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and deposits to secure obligations under contracts to purchase towers or other related assets, and, in each case, deposits to secure letters of credit to secure payment of such obligations;

(6)

easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of SBA Communications or any of its Restricted Subsidiaries;

(7)

Liens securing Indebtedness permitted to be incurred under clause (4) of the second paragraph of the covenant described above under the caption “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)

Liens securing Indebtedness under the Senior Credit Agreement or the Securitization Arrangements permitted to be incurred under clause (1), (2) or (5) of the second paragraph of the covenant described under the caption “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9)	Liens incurred in the ordinary course of business of SBA Communications since the Issue Date with respect to obligations that do not exceed $15.0 million at any time outstanding and that:

(a)	are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and

(b)	do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by SBA Communications or such Restricted Subsidiary;

(10)

Liens on property at the time SBA Communications or a Restricted Subsidiary acquires such property, including any acquisition by means of a merger or consolidation with or into SBA Communications or such Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens do not extend to any other property of SBA Communications or such Restricted Subsidiary (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(11)

Pledges of stock or other equity interests of SBA Communications direct Subsidiaries securing Indebtedness permitted to be incurred under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(12)

Liens to secure any amendments, supplements, modifications, extensions, renewals, restatements, replacements or refundings (or successive amendments, supplements, modifications, extensions, renewals, restatements, replacements or refundings), in whole or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (1), (7), (8) and (10); provided, however, that (A) such new Lien will be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds or dividends or distributions in respect thereof); and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of: (1) the outstanding principal amount, or, if issued with original issue discount, the aggregate accreted value of, or, if greater, the committed amount of the Indebtedness secured by Liens described under clauses (1), (7), (8) or (10) at the time such original Lien became a Permitted Lien under the Indenture; and (ii) an amount necessary to pay any fees, underwriting discounts and other costs and expenses, including premiums, related to such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings;

(13)	Liens securing judgments for the payment of money not constituting an Event of Default under clause (6) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded;

(14)

any interest or title of a lessor under any lease entered into by SBA Communications or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased (including landlord’s Liens on any property placed on the property subject to such lease);

(15)	Liens on cash deposits not exceeding an aggregate amount equal to $1.0 million to secure Indebtedness permitted by clause (10) of the definition of Permitted Debt;

(16)

Liens on assets of SBA Communications or any Restricted Subsidiary securing Indebtedness and other obligations in an aggregate principal amount that, when taken together with all other obligations secured by Liens pursuant to this clause (16), do not exceed the amount of Indebtedness permitted to be incurred under the first paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(17)

Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(18)	Liens solely on any cash earnest money deposits made by SBA Communications or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted under the Indenture;

(19)	Liens arising on any real property as a result of eminent domain, condemnation or similar proceedings against such property;

(20)	licenses and sublicenses of intellectual property granted to third parties in the ordinary course of business;

(21)

Liens arising from the deposit of funds or securities in trust for the purpose of decreasing, discharging or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing, discharging or defeasing of Indebtedness are permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;” and

(22)

any encumbrance or restriction (including options, put and call arrangements rights of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement.

“Permitted Refinancing Indebtedness” means any Indebtedness of SBA Communications or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, repurchase or refund other Indebtedness of SBA Communications or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)

the principal amount (or initial accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses and prepayment premiums incurred in connection therewith);

(2)

such Permitted Refinancing Indebtedness has (i) a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (ii) a final maturity date later than 90 days after the scheduled final maturity of the notes;

(3)

if the Indebtedness being extended, refinanced/renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of the notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred by SBA Communications if SBA Communications was the sole obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Asset Exchange” means any transaction in which SBA Communications or one of its Restricted Subsidiaries exchanges assets for Qualified Tower Assets and, if applicable an amount of cash or Cash Equivalents where the fair market value of the Qualified Tower Assets and, if applicable, an amount of cash or Cash Equivalents received by SBA Communications and its Restricted Subsidiaries in such exchange is at least equal to the fair market value of the assets disposed of in such exchange; provided, that, the board of directors of SBA Communications or the Restricted Subsidiary entering into the Qualified Asset Exchange, as the case may be, shall determine (which determination shall be made in the good faith judgment of such board of directors) the “fair market value” of the Qualified Tower Assets to be received and of the assets to be disposed of in such Exchange and a copy of such resolution shall be set forth in an officers’ certificate delivered to the trustee.

“Qualified Tower Assets” means wireless communications towers, actual or potential communications sites, distributed antenna system networks and other assets used or usable in a Permitted Business or Equity Interests in any Person whose principal business is a Permitted Business.

“Ratings Agencies” means (1) Moody’s and S&P or (2) if either S&P or Moody’s ceases to rate the notes or ceases to make a rating on the notes publicly available, then either Moody’s or S&P and an entity, selected by SBA Communications, registered as a “nationally recognized statistical rating organization” (within the meaning of Section 3(a)(62) of the Exchange Act) (registered as such pursuant to Rule 17g-1 under the Exchange Act) then making a rating on the notes publicly available (as certified by an officer’s certificate), which shall be substituted for S&P or Moody’s, as the case may be.

“Ratings Decline” means the rating of the notes by both Ratings Agencies decreases by one or more gradations (including gradations within ratings categories as well as between rating categories) or is withdrawn on, or within 90 days after the earlier of: (i) the date of the public notice of the occurrence of a Change of Control or (ii) public notice of the intention by SBA or any third-party to effect a Change of Control (which period shall be extended for so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Ratings Agencies if such period exceeds 90 days).

“Registration Rights Agreement” means the agreement between SBA Communications and the initial purchasers, whereby SBA Communications will agree for the benefit of the holders of the notes that it will use its reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the notes for an issue of notes registered with the SEC.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means that certain senior secured revolving credit facility established pursuant to the Senior Credit Agreement.

“S&P” means S&P Global Ratings or any successor to the rating agency business thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Securitization Arrangements” means, collectively, the transactions and agreements, relating to and including the (i) Management Agreement, dated as of November 18, 2005 (as amended, joined or otherwise supplemented from time to time), by and among the Borrowers named therein and (ii) Second Amended and Restated Loan and Security Agreement, dated as of October 15, 2014 (as amended or otherwise supplemented from time to time), among the Borrowers named therein and any additional borrower that may become a party thereto and Midland Loan Services, as servicer on behalf of Deutsche Bank Trust Company Americas, as trustee.

“Senior Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 11, 2018, among SBA Senior Finance II, as borrower, the several lenders from time to time parties thereto, TD Securities (USA) LLC and Mizuho Bank, LTD., as joint lead arrangers and bookrunners, and Barclays Bank plc, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC as joint bookrunners, and Toronto Dominion (Texas) LLC, as administrative agent, including any further amendments, guarantees, supplements, modifications, extensions, renewals, restatements, replacements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Services Business” means the site acquisition, site development and site construction businesses of SBA Communications and its Subsidiaries.

“Significant Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that would be a “significant subsidiary” of such Person as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof, except that all references to “10 percent” in Rule 1-02(w)(1), (2) and

(3) shall mean “5 percent” and that all Unrestricted Subsidiaries of SBA Communications shall be excluded from all calculations under Rule 1-02(w).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership:

(a)	the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or

(b)	the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Tower” means any wireless transmission tower or similar structure and related assets that are located on the site of such wireless transmission tower, owned by SBA Communications or any of its Subsidiaries or leased by SBA Communications or any of its Subsidiaries pursuant to a lease required to be classified and accounted for as a capital lease on the balance sheet of SBA Communications and its Subsidiaries under GAAP.

“Unrestricted Subsidiary” means (i) each of the Foreign Subsidiaries, unless otherwise designated a Restricted Subsidiary by SBA Communications, which designation may be on an entity by entity basis or on a country basis, (ii) any other Subsidiary of SBA Communications that is designated by the board of directors as an Unrestricted Subsidiary and (iii) any Subsidiary of an Unrestricted Subsidiary.

(1)

The board of directors of SBA Communications may designate any Subsidiary an Unrestricted Subsidiary, pursuant to a resolution of the board of directors; but only to the extent that such Subsidiary or any of its Subsidiaries:

(i)

is not party to any agreement, contract, arrangement or understanding with SBA Communications or any Restricted Subsidiary of SBA Communications unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to SBA Communications or such Restricted Subsidiary than those that might be obtained, at the time from Persons who are not Affiliates of SBA Communications;

(ii)	is a Person with respect to which neither SBA Communications nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Equity Interests of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(iii)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness or Excluded Capital Lease Obligations of SBA Communications or any of its Restricted Subsidiaries;

(iv)

to the extent that such Subsidiary has any Indebtedness that has been guaranteed by either SBA Communications or any Restricted Subsidiary, at the time of designation, SBA Communications has the ability to incur such Indebtedness as of such date under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(v)	no Default or Event of Default has occurred and is continuing after giving effect to such designation.

Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption “—Certain Covenants— Restricted Payments.” Any Subsidiary of an Unrestricted Subsidiary that was properly designated an Unrestricted Subsidiary shall also constitute an Unrestricted Subsidiary.

If, at any time, any Subsidiary designated as an Unrestricted Subsidiary by SBA Communications’ board of directors pursuant to clause (1) above would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of SBA Communications as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption “— Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” SBA Communications shall be in default of such covenant).

(2)

The board of directors of SBA Communications may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary and the board of directors of any Restricted Subsidiary may designate any of its Subsidiaries that is an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of SBA Communications of any outstanding Indebtedness of such Unrestricted Subsidiary and the designation shall only be permitted if:

(i)

such Indebtedness is permitted under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the reference quarter; and

(ii)	no Default or Event of Default would occur or be in existence following such designation.

Any such designation by the relevant board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying:

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

(b)	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Book-Entry Settlement and Clearance

The Global Notes

The Exchange Notes will be issued in the form of several registered notes in global form without interest coupons, which we refer to as the global notes.

Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the temporary Regulation S global note will initially be credited within DTC to Euroclear Bank S.A./N.V., or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, on behalf of the owners of these interests. During the Distribution Compliance Period described below, beneficial interests in the temporary Regulation S global note may be:

•	held only through Euroclear or Clearstream; and

•	transferred only to non-U.S. persons under Regulation S, persons reasonably believed to be qualified institutional buyers under Rule 144A or institutional accredited investors.

After the Distribution Compliance Period ends, beneficial interests in temporary Regulation S global notes may be exchanged for beneficial interests in the permanent Regulation S global note upon certification that those interests are owned either by non-U.S. persons or by U.S. persons who purchased those interests pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act.

Investors may hold their interests in the permanent Regulation S global notes directly through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems. After the Distribution Compliance Period ends, investors may also hold their interests in the permanent Regulation S global notes through organizations other than Euroclear or Clearstream that are DTC participants. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the Regulation S global notes that are held within DTC for the account of each settlement system on behalf of its participants.

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Each global note and beneficial interests in each global note will be subject to restrictions on transfer as described under “Transfer Restrictions.”

Exchanges Among the Global Notes

The Distribution Compliance Period for the 2021 Senior Notes ended 40 days after January 29, 2021. Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on whether the transfer is being made during or after the Distribution Compliance Period, and to which global note the transfer is being made, the trustee may require the seller to provide certain written certifications in the form provided in the Indenture. In addition, in the case of a transfer of interests to an institutional accredited investor, the trustee may require the buyer to deliver a representation letter in the form provided in the Indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but neither we nor the initial purchasers take any responsibility for or make any representation or warranty with respect to the accuracy of this information. DTC, Euroclear and Clearstream are under no obligation to follow the procedures described herein to facilitate the transfer of interest in global notes among participants and account holders of DTC, Euroclear and Clearstream, and such procedures may be discontinued or modified at any time. None of SBA, the trustee or any paying agent will have any responsibility for the performance of DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest and additional interest, if any, with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note.

Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems. Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the Indenture should occur.

Registration Rights

On January 29, 2021, the closing date of the issuance of the 2021 Senior Notes, SBA entered into the Registration Rights Agreement with J.P. Morgan Securities LLC, as representative of the several initial purchasers. In the Registration Rights Agreement, SBA agreed for the benefit of the holders of the Original Notes that it would use its reasonable best efforts to file with the Commission and cause to become effective a registration statement relating to an offer to exchange Original Notes for an issue of notes registered with the Commission, or the Exchange Notes, with terms identical to Original Notes (except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

When the Commission declares the exchange offer registration statement effective, SBA will offer the Exchange Notes in return for the Original Notes. The Exchange Offer will remain open for at least 20 business days (or longer if required by applicable law) after the date SBA mails notice of the Exchange Offer to holders of the Original Notes. For each Original Note surrendered to us under the Exchange Offer, the holder of the Original Note will receive an Exchange Note of equal principal amount. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Original Note, or if no interest has been paid on the Original Note, from January 29, 2021 for the 2021 Senior Notes. A holder of notes that participates in the exchange offer will be required to make certain representations to us (as described in the Registration Rights Agreement). Under existing interpretations of the Commission contained in several no-action letters to third parties, the Exchange Notes will generally be freely transferable after the Exchange Offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the Exchange Notes.

We agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Exchange Notes. Original Notes not tendered in the Exchange Offer will bear interest at the rate set forth in the Original Notes and be subject to all the terms and conditions specified in the Indenture, including transfer restrictions, but will not retain any rights under the registration rights agreement (including with respect to increases in annual interest rate described below) after the consummation of the Exchange Offer.

In the event that (i) SBA Communications determines that a registered exchange offer is not available or may not be completed because it would violate any applicable law or applicable interpretations of the staff of the Commission, (ii) the Exchange Offer is not for any other reason completed by the earlier of the 360th calendar day following January 29, 2021 or (iii) SBA Communications receives a written request from any initial purchaser representing that it holds registrable securities that are or were ineligible to be exchanged in the Exchange Offer, then SBA Communications will use its reasonable best efforts to cause to be filed as soon as practicable after such determination or registration request, as the case may be, a shelf registration statement relating to resales of the Original Notes and to have such shelf registration become effective. SBA Communications agreed to use reasonable best efforts to keep the shelf registration statement effective until the expiration of the time period referred to in Rule 144 under the Securities Act, or such shorter period that will terminate when all Original Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement (the “shelf effectiveness period”). SBA Communications will, in the event of such a shelf registration, provide to each participating holder of Original Notes copies of a prospectus, notify each participating holder of Original Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Original Notes. A holder of Original Notes that sells notes under the shelf registration statement generally will be required to make certain representations to us (as described in the registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder of notes (including certain indemnification obligations). Holders of Original Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the Commission, our affiliates will not be permitted to exchange their Original Notes for registered Exchange Notes in the Exchange Offer.

If the Exchange Offer has not been completed or a shelf registration statement is required because a registered exchange offer is not available and is not declared effective, on or prior to the 360th calendar day following January 29, 2021 (the “target registration date”), then the interest rate on the principal amount of the notes will be increased by (i) a rate of 0.25% per annum for the first 90-day period following the target registration date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period thereafter, until the Exchange Offer is completed or the shelf registration statement, if required, becomes effective, up to a maximum increase of 1.00% per annum.

Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Original Notes is payable. The Exchange Notes will be accepted for clearance through DTC.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, copies of which are available from us upon request.

Material United States Federal Income and Estate Tax Consequences

General

The following discussion summarizes the material U.S. federal income and, in the case of Non-U.S. Holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes as of the date of this prospectus. This summary deals only with notes purchased for cash upon original issuance at the price indicated on the cover of this prospectus. This summary is written only for holders that will hold their notes as “capital assets” within the meaning of section 1221 of the Code. Each prospective holder is urged to consult its tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the ownership, sale, or other disposition of the notes.

This summary is based on the provisions of the Code, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly retroactively). No rulings have been or will be sought from the IRS with respect to any of the U.S. federal income and estate tax consequences discussed below. The discussion below is not binding on the IRS or the courts and, accordingly, the IRS or a court may take contrary positions. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular holders in light of their individual circumstances, such as holders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, regulated investment companies, real estate investment trusts, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, “controlled foreign corporations,” “passive foreign investment companies” and United States expatriates), persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or an integrated transaction for U.S. federal income tax purposes, partnerships (or other pass-through entities for U.S. federal income tax purposes) or persons who are investors therein or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any foreign, state or local tax considerations.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created in or organized under the law of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions of the trust, or (B) that has in effect a valid election under applicable United States Treasury Regulations to be treated as a United States person. A beneficial owner of a note that is not a U.S. Holder or a partnership (or another pass- through entity) for U.S. federal income tax purposes is referred to herein as a “Non-U.S. Holder.” If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of notes that is an entity treated as a partnership for U.S. federal income tax purposes and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of notes.

Exchange of Original Notes for Exchange Notes

The exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer will not constitute a taxable event to holders. Rather, the Exchange Notes will be treated as a continuation of the Original Notes for federal income tax purposes, and are referred to together as “notes” in this summary of federal income tax consequences. Consequently, no gain or loss will be recognized by a holder upon receipt of an Exchange Note, the holding period of the Exchange Note will include the holding period of the Original Note, and the initial basis of the Exchange Note will be the same as the basis of the Original Note immediately before the exchange.

Certain Additional Payments

In certain circumstances, we may be required to make additional payments on the notes. Pursuant to applicable Treasury Regulations, we believe that the likelihood of us making any such additional payments is considered remote and/or incidental, and therefore should not cause the notes to be treated as contingent payment debt instruments for U.S. federal income tax purposes. Our determination is binding on all holders, other than a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which such holder acquired a note. However, there can be no assurance that the IRS will agree with our determination, or that our position would be sustained if challenged by the IRS. This summary assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes. Each holder is urged to consult its tax advisor regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

U.S. Holders

Payments of Interest. Generally, “qualified stated interest” on a note will be taxable to a U.S. Holder as ordinary interest income (in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes) at the time such payments are accrued or received. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer), at least annually over the entire term of the note at a single fixed rate or, subject to certain conditions, based on one or more interest indices. The stated interest on the notes (other than pre-issuance accrued interest, as discussed below under “—Pre-Issuance Accrued Interest”) will be qualified stated interest.

Sale, Exchange, Retirement or Other Disposition of the Notes. Upon a sale, exchange, retirement or other taxable disposition of notes, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition (other than an amount attributable to accrued but unpaid qualified stated interest, which will be taxable as ordinary interest income as discussed above to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in such notes. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the cost of the note to such U.S. Holder (excluding any pre-issuance accrued interest, as discussed above under “—Pre-Issuance Accrued Interest”). Generally, any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gains generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Additional Tax on Net Investment Income. Certain U.S. Holders, including individuals, estates and trusts, are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include interest and net gains from the disposition of notes. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

Non-U.S. Holders

Interest. Subject to the discussion below with respect to FATCA (as defined below) and the discussion below with respect to backup withholding, all payments of interest on the notes made to a Non-U.S. Holder will be exempt from U.S. federal withholding tax under the “portfolio interest rule,” provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (iii) such Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; (iv) such Non-U.S. Holder certifies, under penalties of perjury, to the withholding agent on an applicable IRS Form W-8 (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied; and (v) interest paid on the notes is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides the withholding agent with a properly executed (i) IRS Form W-8BEN or Form W-8BEN-E (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to U.S. federal withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, Exchange, Retirement or Other Disposition of the Notes. Subject to the discussion below with respect to FATCA and the discussion below concerning backup withholding and except with respect to amounts attributable to accrued but unpaid qualified stated interest, which will be taxable as described above under “—Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless in the case of any such gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States (as described below under “—Income Effectively Connected with a U.S. Trade or Business”) or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

Income Effectively Connected with a U.S. Trade or Business. If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes or gain realized on the sale, exchange or other disposition of the notes is effectively connected with the conduct of such trade or business (and if required by an applicable income tax treaty, is attributable to a United States permanent establishment), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such income or gain, as applicable, in generally the same manner as if the Non-U.S. Holder were a U.S. Holder. Payments of interest, or gain realized on the sale, exchange or other disposition of the notes, that are effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% U.S. federal withholding tax provided in the case of interest that the Non-U.S. Holder claims exemption from withholding on a properly executed IRS Form W-8ECI (or appropriate substitute form). In addition, if such Non-U.S. Holder is a foreign corporation, such corporation may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

FATCA. Under the Foreign Account Tax Compliance Act (“FATCA”), gross proceeds from the sale, exchange or other disposition of a note realized by, and payments of interest on a note made to, certain non-U.S. persons, including certain foreign financial institutions and investment funds, could be subject to a 30% withholding tax unless such non-U.S. person complies with certain requirements, including reporting requirements regarding its direct and indirect U.S. owners and/or U.S. account holders. Such withholding could apply to payments made to a non-U.S. person regardless of whether the non-U.S. person is the beneficial owner of a note or holds a note for the account of others. In addition, non-U.S. persons located in jurisdictions that have an intergovernmental agreement with the United States regarding FATCA may be subject to different rules. The Treasury Secretary has issued proposed regulations providing that the withholding provisions of FATCA do not apply with respect to payments of gross proceeds from a sale or other disposition of the notes, which may be relied upon by taxpayers until final regulations are issued. Potential investors are encouraged to consult with their tax advisors regarding the possible implications of FATCA on an investment in the notes.

U.S. Federal Estate Tax. An individual Non-U.S. Holder’s estate will not be subject to U.S. federal estate tax on notes beneficially owned by him or her at the time of his or her death, provided that any payment to him or her of interest on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “—Interest” without regard to the certification requirement described in that section.

Information Reporting and Backup Withholding

U.S. Holders

Payments of interest on, or the proceeds of the sale or other disposition of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to backup withholding tax at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding or if the U.S. Holder fails to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

In general, a Non-U.S. Holder will not be subject to backup withholding tax with respect to payments of interest on the notes provided that we do not have actual knowledge or reason to know that such a Non-U.S. Holder is a United States person as defined under the Code, and such withholding agent has received from the Non-U.S. Holder the required certification that it is a Non-U.S. Holder. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Generally, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld, will be reported to the IRS. Copies of the information returns reporting such payments may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Foreign, State and Local Tax Considerations

In addition to the U.S. federal income tax consequences described above, holders of notes should consider the foreign, state and local tax consequences of purchasing, owning, and disposing of the notes. Foreign, state and local tax laws may differ substantially from the corresponding U.S. federal law, and this discussion does not purport to describe any aspect of the tax laws of any foreign jurisdiction, state or locality. Holders of the notes should therefore consult their own tax advisors with respect to the various foreign, state and local tax consequences of an investment in the notes.

Plan of Distribution

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until July 17, 2022, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Pursuant to the terms of the Registration Rights Agreement, we have agreed to pay all expenses incident to the Exchange Offer, excluding underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, related to the sale or disposition of notes by a Holder, and will indemnify the Holders of the Original Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act in connection with the Exchange Offer. For purposes of the Registration Rights Agreement only, the term “Holder” is defined as each initial purchaser of the Original Notes, for so long as it owns any registrable securities, and each of the initial purchasers’ successors, assigns and direct and indirect transferees who becomes an owner of registrable securities under the Indenture; provided that for purposes of the Registration Rights Agreement, the term “Holders” shall include participating broker-dealers.

Each broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to such broker-dealer, such broker-dealer will suspend use of the prospectus until we have notified such broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

Legal Matters

Certain legal matters relating to the validity of the Exchange Notes will be passed upon for us by Greenberg Traurig, P.A., Ft. Lauderdale, Florida.

Experts

The consolidated financial statements and schedule of SBA appearing in SBA’s Annual Report (Form 10-K) for the year ended December 31, 2020, and the effectiveness of SBA’s internal control over financial reporting as of December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information; Incorporation By Reference

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.

We are “incorporating by reference” into this prospectus specific documents that we file with the Commission, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the Commission will automatically update and supersede this information. This prospectus is part of a registration statement filed with the Commission.

We incorporate by reference into this prospectus the following documents filed by us with the Commission, and any future documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of all of the securities covered by this prospectus has been completed including all such documents filed after the date of the initial registration statement and prior to effectiveness of the registration statement.

Commission Filing (File No. 001-16853)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year Ended December 31, 2020

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2021, June 30, 2021 and September 30, 2021

Current Reports on Form 8-K	January 22, 2021, January 29, 2021, May 3, 2021, May 14, 2021, May 18, 2021, July 9, 2021, October 13, 2021 and October 29, 2021

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of each of SBA’s filings at no cost, by writing or telephoning SBA at the following address, telephone or facsimile number:

SBA Communications Corporation

8051 Congress Avenue

Boca Raton, Florida 33487

Phone: (561) 995-7670

Fax: (561) 998-3448

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

We maintain an internet website at http://www.sbasite.com, which contains information relating to us and our business. We do not incorporate the information on our internet website by reference.

You should rely only on the information contained in and incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange the Original Notes in any jurisdiction where the exchange is not permitted. You should not assume that the information in this prospectus or incorporated by reference into this prospectus is accurate as of any date other than the date on the front of the respective document. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference into this prospectus, before making an investment decision.

SBA COMMUNICATIONS CORPORATION

Offer to Exchange

$1,500,000,000 3.125% Senior Notes due 2029

for

$1,500,000,000 3.125% Senior Notes due 2029, that have been registered under the Securities Act

PROSPECTUS

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until July 17, 2022, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.